Exhibit 99.1

Parkland Corporation
Consolidated Financial Statements
For the year ended December 31, 2024

Report of Independent Auditors

To the Board of Directors of Parkland Corporation

Opinion

We have audited the accompanying consolidated financial statements of Parkland Corporation and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and December 31, 2023 and the related consolidated statements of income (loss), comprehensive income (loss), changes in shareholders’ equity and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and December 31, 2023 and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”).

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (“US GAAS”). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will

2    Parkland Corporation | 2024 Consolidated Financial Statements

always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

a.Exercise professional judgment and maintain professional skepticism throughout the audit.
b.Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
c.Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
d.Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
e.Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants

Calgary, Alberta
September 4, 2025

Parkland Corporation | 2024 Consolidated Financial Statements 3

Parkland Corporation
Consolidated Balance Sheets

($ millions)	Note	December 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents		385	387
Accounts receivable	4	1,510	1,646
Inventories	5	1,511	1,758
Income taxes receivable		69	47
Risk management and other financial assets	15	68	112
Prepaid expenses and other		93	75
Assets classified as held for sale	12	842	297
		4,478	4,322
Non-current assets
Property, plant and equipment	6	5,032	5,188
Intangible assets	8	1,152	1,186
Goodwill	9	2,426	2,418
Investments in associates and joint ventures	11	344	326
Other long-term assets	13	333	225
Deferred tax assets	23	279	201
		14,044	13,866
Liabilities
Current liabilities
Accounts payable and accrued liabilities		2,613	2,830
Dividends declared and payable		61	60
Income taxes payable		21	26
Long-term debt – current portion	14	261	191
Provisions and other liabilities – current portion	17	72	162
Risk management and other financial liabilities	15	62	56
Liabilities associated with assets held for sale	12	292	26
		3,382	3,351
Non-current liabilities
Long-term debt	14	6,380	6,167
Provisions and other liabilities	17	712	802
Deferred tax liabilities	23	383	365
Income taxes payable		21	—
		10,878	10,685
Shareholders' equity
Shareholders' capital	18	3,238	3,257
Contributed surplus		56	90
Accumulated other comprehensive income (loss)		18	(69)
Equity reserve		—	(106)
Retained earnings (deficit)		(146)	9
		3,166	3,181
		14,044	13,866
See accompanying notes to the consolidated financial statements.
4 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Consolidated Statements of Income (Loss)

		Year ended December 31,
($ millions, unless otherwise stated)	Note	2024	2023
Sales and operating revenue	26	28,303	32,452
Expenses
Cost of purchases	26	24,587	28,481
Operating costs	19	1,543	1,600
Marketing, general and administrative	19	607	604
Acquisition, integration and other costs	20	218	146
Depreciation and amortization	6, 7, 8	825	823
Finance costs	21	378	384
Foreign exchange (gain) loss	15	16	3
(Gain) loss on risk management and other	15	(28)	(85)
Other (gains) and losses	22	38	3
Share of (earnings) loss of associates and joint ventures	11	(8)	(15)
Earnings (loss) before income taxes		127	508
Current income tax expense (recovery)	23	55	75
Deferred income tax expense (recovery)	23	(55)	(38)
Net earnings (loss)		127	471
Net earnings (loss) per share ($ per share):
Basic	3	0.73	2.68
Diluted	3	0.72	2.63
Weighted average number of common shares (000's of shares)	3	174,372	175,773
Weighted average number of common shares adjusted for the effects of dilution (000's of shares)	3	176,659	178,916
See accompanying notes to the consolidated financial statements.

Parkland Corporation | 2024 Consolidated Financial Statements 5

Parkland Corporation
Consolidated Statements of Comprehensive Income (Loss)

		Year ended December 31,
($ millions)	Note	2024	2023
Net earnings (loss)		127	471
Other comprehensive income (loss):
Items that may be reclassified to consolidated statements of income (loss) in subsequent periods:
Exchange differences on translation of foreign operations		385	(79)
Exchange differences on USD-denominated debt designated as a hedge of the net investment in foreign operations ("Net Investment Hedge"), net of tax	15f	(286)	79
Changes in the fair value of cash flow hedges, net of tax	15f	28	4
Hedging (gains) losses reclassified to the consolidated statements of income (loss)		(40)	(7)
Remeasurements on employee benefit plans		—	1
Other comprehensive income (loss)		87	(2)
Total comprehensive income (loss)		214	469
See accompanying notes to the consolidated financial statements.

6 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Consolidated Statements of Changes in Shareholders' Equity

		Shareholders' capital	Contributed surplus	Accumulated other comprehensive income (loss)	Equity reserve	Retained earnings (deficit)	Total shareholders' equity
($ millions)	Note
As at January 1, 2024		3,257	90	(69)	(106)	9	3,181
Net earnings (loss)		—	—	—	—	127	127
Other comprehensive income (loss)		—	—	87	—	—	87
Dividends		—	—	—	—	(244)	(244)
Change in liability for share purchase obligation	18	—	—	—	106	—	106
Shares repurchased through normal-course issuer bid	18	(54)	—	—	—	(71)	(125)
Share incentive compensation		—	29	—	—	—	29
Shares issued under share option plan	18	23	(3)	—	—	—	20
Shares issued on vesting of performance share units	18	12	(27)	—	—	—	(15)
Transfer of unused contributions relating to performance share units		—	(33)	—	—	33	—
As at December 31, 2024		3,238	56	18	—	(146)	3,166
As at January 1, 2023		3,237	73	(67)	—	(206)	3,037
Net earnings (loss)		—	—	—	—	471	471
Other comprehensive income (loss)		—	—	(2)	—	—	(2)
Dividends		—	—	—	—	(240)	(240)
Change in liability for share purchase obligation	18	—	—	—	(106)	—	(106)
Shares repurchased through normal-course issuer bid	18	(11)	—	—	—	(15)	(26)
Share incentive compensation		—	27	—	—	—	27
Shares issued under share option plan	18	28	(3)	—	—	—	25
Shares issued on vesting of performance share units	18	3	(7)	—	—	—	(4)
Other		—	—	—	—	(1)	(1)
As at December 31, 2023		3,257	90	(69)	(106)	9	3,181
See accompanying notes to the consolidated financial statements.
Parkland Corporation | 2024 Consolidated Financial Statements 7

Parkland Corporation
Consolidated Statements of Cash Flows

		Year ended December 31,
($ millions)	Note	2024	2023
Operating activities
Net earnings (loss)		127	471
Adjustments for:
Depreciation and amortization		825	823
Interest on leases and long-term debt	21	345	352
Share incentive compensation		31	26
Change in other assets and other liabilities		(43)	(3)
Change in fair value of Redemption Options	22	44	(31)
Deferred income tax expense (recovery)	23	(55)	(38)
Share of net (earnings) loss of associates and joint ventures	11	(8)	(15)
Other operating activities	10	131	71
Net change in non-cash working capital related to operating activities	10	138	124
Cash generated from (used in) operating activities		1,535	1,780
Investing activities
Investment in associates and joint ventures	11	(17)	—
Dividends received from investments in associates and joint ventures	11	20	25
Additions to property, plant and equipment and intangible assets		(575)	(482)
Change in long-term receivables and other assets	13	(15)	(15)
Proceeds on asset disposals	24	57	52
Net change in non-cash working capital related to investing activities	10	6	(96)
Cash generated from (used in) investing activities		(524)	(516)
Financing activities
Net proceeds from (repayments of) the Credit Facility	14	(778)	(747)
Long-term debt repayments, excluding the Credit Facility and non-recourse debt	14	(1)	(1)
Net proceeds (repayments) from non-recourse debt		30	—
Proceeds from long-term debt, net of financing costs, excluding the Credit Facility and non-recourse debt	14	677	2
Interest paid on long-term debt and leases	21	(329)	(351)
Payments on principal amount on leases		(280)	(235)
Dividends paid to shareholders		(243)	(237)
Shares repurchased through normal-course issuer bid	18	(123)	(26)
Shares issued for cash, net of share issuance costs	18	5	22
Cash generated from (used in) financing activities		(1,042)	(1,573)
Increase (decrease) in cash and cash equivalents		(31)	(309)
Impact of foreign currency translation on cash		29	(20)
Cash and cash equivalents at beginning of period		387	716
Cash and cash equivalents at end of period		385	387
Supplementary cash flow information:
Income taxes refunded (paid)		(60)	(104)
See accompanying notes to the consolidated financial statements.
8 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)
1.     CORPORATE INFORMATION
Parkland is a leading international fuel distributor, marketer, and convenience retailer with safe and reliable operations in 26 countries across the Americas. Our retail network meets the fuel and convenience needs of everyday consumers. Our commercial operations provide businesses with fuel to operate, complete projects and better serve their customers. In addition to meeting our customers' needs for essential fuels, Parkland provides a range of choices to help them lower their environmental impact, including manufacturing and blending renewable fuels, ultra-fast EV charging, a variety of solutions for carbon credits and renewables, and solar power. With approximately 4,000 retail and commercial locations across Canada, the United States and the Caribbean region, we have developed supply, distribution and trading capabilities to accelerate growth and business performance. Parkland is governed by the Business Corporations Act (Alberta) in Canada, and its corporate office is located at Suite 1800, 240 4 Ave SW, Calgary, Alberta, T2P 4H4, Canada. The consolidated financial statements include the results of Parkland and its subsidiaries together with its interest in investments in associates and joint arrangements as at December 31, 2024
2.      SUMMARY OF MATERIAL ACCOUNTING POLICIES
(a)    Statement of compliance
Parkland's consolidated financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS Accounting Standards"). These consolidated financial statements were approved for issue by the Board of Directors on March 5, 2025.

(b)    Basis of measurement
Parkland's consolidated financial statements are prepared on a historical cost basis, except for certain items recorded at fair value as detailed in the accounting policies disclosed below.

(c)    Presentation and functional currency
The consolidated financial statements are presented in Canadian dollars, which is Parkland's functional currency.

(d)    Changes in presentation and other disclosures
Certain amounts for the comparative periods related to (i) freight costs within the cost of purchases and operating costs and (ii) sales and operating revenue and cost of purchases, were revised to conform to the current year presentation. Refer to note 26 for further details.

(e) Basis of consolidation
The consolidated financial statements comprise the financial statements of Parkland and its subsidiaries. Subsidiaries are all entities over which Parkland has control. Control is achieved when Parkland is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. When assessing power over an investee, Parkland considers all relevant facts and circumstances including voting rights, rights arising from contractual arrangements with the investee and other vote holders of the investee and potential voting rights in relation to the investee. All intercompany transactions, balances, and unrealized gains and losses are eliminated upon consolidation. Subsidiaries are consolidated from the date control is obtained by Parkland and de-consolidated from the date control ceases.

Non-controlling interest ("NCI") represents the portion of equity ownership in subsidiaries not attributable to Parkland shareholders. Parkland recognizes any NCI in a subsidiary on an acquisition-by-acquisition basis either at fair value or at the NCI’s proportionate share of the subsidiary’s net identifiable assets. NCI is subsequently measured by recording the proportionate share of net earnings (loss) and other comprehensive income (loss) attributable to the NCI, as well as any dividends or distributions paid to the NCI. Changes in the ownership interests in subsidiaries that do not result in loss of control of the subsidiary are equity transactions. When the proportion held by the NCI changes, the carrying amount of the NCI is adjusted to reflect such change. Any difference between the amount by which the NCI is adjusted and the fair value of the consideration paid or received is recognized in retained earnings (deficit).

Parkland Corporation | 2024 Consolidated Financial Statements 9

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)
(f)    Business combinations and goodwill
Business combinations are accounted for using the acquisition method. Goodwill is measured at cost, being the difference between the acquisition date fair value of consideration transferred, including the recognized amount of any non-controlling interest in the acquiree over the net fair value amount of the identifiable assets acquired and the liabilities assumed, all measured as at the acquisition date. Consideration transferred includes the fair value of assets transferred (including cash and contingent consideration, if any), liabilities incurred by Parkland on behalf of the acquiree, and equity interests issued by Parkland. Goodwill is allocated to the cash-generating units ("CGUs") or group of CGUs ("CGU group") expected to benefit from the business combination.

The fair values of property, plant and equipment recognized as a result of a business combination are based on either the cost approach or market approach, as applicable. Under the cost approach, the current replacement cost or reproduction cost for each major asset is calculated. Under the market approach, the market value of property is the estimated amount for which a property could be exchanged on the date of valuation between a willing buyer and a willing seller in an arm's length transaction after proper marketing wherein the parties each act knowledgeably and willingly.

The fair values of customer relationships, franchise agreements, trade names and other intangible assets acquired in a business combination are determined using an income approach. This method is based on the discounted cash flows expected to be derived from ownership of the assets. The present value of the cash flows represents the value of the intangible assets.

The fair values of lease liabilities acquired in a business combination where Parkland is a lessee are determined at the present value of the remaining lease payments as if the acquired lease were a new lease at the acquisition date. Parkland measures the right-of-use asset for such leases at the same amount as the lease liability, adjusted to reflect favourable or unfavourable terms of the lease when compared with market terms.

Parkland classifies lease contracts acquired in a business combination where it is a lessor as operating or finance leases on the basis of the contractual terms. For finance leases, the fair value of net investment in the lease is determined using the contractual aggregate lease payments and market participant assumptions on the discount rates. For off-market operating leases acquired in a business combination, Parkland does not recognize separate assets or liabilities associated with favourable or unfavourable terms, but instead includes them in the value of the underlying assets acquired.

The fair values of inventories acquired in a business combination are determined based on the estimated selling price in the ordinary course of business less the estimated costs of sale, and a reasonable profit margin based on the effort required to complete and sell the inventories.

Acquisition-related costs are expensed as incurred and are included in acquisition, integration and other costs.

(g)    Foreign currency translation
The functional currency for each of Parkland's individual entities is the currency of the primary economic environment in which the entity operates. Transactions in foreign currencies are translated to the respective functional currencies at the exchange rates applicable on the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated to the appropriate functional currency at the exchange rate at the consolidated balance sheet date. Foreign exchange gains and losses are recorded in the consolidated statements of income (loss). Non-monetary assets and liabilities denominated in foreign currencies are measured at cost using the exchange rates on the dates of initial recognition.

On consolidation, the financial statements of foreign operations are translated into Canadian dollars. The assets and liabilities of foreign operations are translated into Canadian dollars at the exchange rate prevailing at the consolidated balance sheet date. Income and expenses of foreign operations are translated into Canadian dollars at the exchange rates that approximate those on the dates of the transactions. Foreign exchange differences arising on translation for consolidation are recognized in other comprehensive income (loss). The results and financial position of subsidiaries with the functional currencies of hyperinflationary economies, after being restated for the effects of inflation in line with Parkland's policy over hyperinflation accounting, are translated into Canadian dollars at the exchange rate prevailing at the consolidated balance sheet date.
10 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

(h)    Joint arrangements
Joint arrangements represent activities where Parkland has joint control established by a contractual agreement. Joint control requires unanimous consent for financial and operational decisions. A joint arrangement can be classified as either a joint operation or a joint venture. Classification of a joint arrangement requires judgment. In determining classification, Parkland considers the legal structure of the joint arrangement and whether the contractual rights and obligations of the arrangement give Parkland direct rights to the assets and obligations for the liabilities within the normal course of business.

Where Parkland has rights to the assets and obligations for the liabilities of a joint arrangement, such arrangements are classified as a joint operation with Parkland's share of the assets, liabilities, revenue and expenses included in the consolidated financial statements.

Where Parkland has rights to the net assets of an arrangement, the arrangement is classified as a joint venture and accounted for using the equity method of accounting. Under the equity method, Parkland's initial investment is recognized at cost and subsequently adjusted for Parkland's share of the joint venture's total comprehensive income (loss), less distributions received. The carrying amount of investments in joint ventures is tested for impairment in accordance with the policy described in Note 2(r).

(i)    Investments in associates
An associate is an investee for which Parkland has significant influence and thereby has the power to participate in the financial and operational decisions but does not control or jointly control the investee. Investments in associates are accounted for using the equity method of accounting and are initially recognized at cost and subsequently adjusted for the proportionate share of the investee's net assets. Parkland's consolidated financial statements include its share of the investee's net earnings (loss) and other comprehensive income (loss) until the date that significant influence ceases. Dividends received or receivable from associates are recognized as a reduction in the carrying amount of the investment. The carrying amount of investments in associates is tested for impairment in accordance with the policy described in Note 2(r).

(j)    Operating segments
An operating segment is a component of Parkland for which discrete financial information is available and whose operating results are regularly reviewed by Parkland's chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and that engages in business activities from which it may earn revenue and incur expenses, including revenue and expenses that relate to transactions with any of Parkland's other operations. Parkland makes adjustments and eliminations in preparing the financial statements and allocates revenues, expenses, and gains and losses in determining the reported segment performance measures, only if they are included in the performance measures used by the chief operating decision maker.

When providing Parkland-wide disclosures on revenue by geography, Parkland attributes revenues earned from external customers in foreign countries based on the customer location.

(k)    Cash and cash equivalents and restricted cash
Cash and cash equivalents consist primarily of cash on hand, deposits held with banks, cash held in margin accounts, and other highly liquid investments. Restricted cash includes cash that is pledged as collateral or guarantees for certain of Parkland's projects, obligations, and agreements.

(l)    Inventories
Inventories are valued at the lower of cost and net realizable value on a weighted average cost basis or first-in, first-out basis. The cost of inventories includes the cost of purchase net of vendor rebates and discounts and other costs directly incurred to bring each product to its present location and condition. This also encompasses refining costs, including expenses for processing, conversion, and treatment to transform raw materials into finished goods, as well as the costs of utilities, labour, and maintenance required during the refining process. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale. If the carrying amount exceeds the net realizable value, a write-down is recognized.
Parkland Corporation | 2024 Consolidated Financial Statements 11

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

(m)    Emission credits, allowances and liabilities
Emission credits and allowances purchased, or internally generated for use by Parkland are recorded at cost and are carried at the lower of cost and net realizable value in inventories. Credits granted to Parkland are recorded at nominal value.

Emission credits and allowances that are held for trading are carried within inventories and are valued at fair value less costs to sell. The cost to sell is usually nominal and is not factored into the valuation. Gains and losses from the emission credits and allowances held for trading are recorded within gain (loss) on risk management and other on the consolidated statements of income (loss).

Forward or option agreements to purchase or sell emission credits and allowances that meet the definition of a derivative are accounted for using the fair value method of accounting within risk management and other financial assets and liabilities. Gains and losses from those instruments are recorded within gain (loss) on risk management and other on the consolidated statements of income (loss).

Emission liabilities are recorded in the period in which the emissions occur using the best estimate of the amount required by Parkland to settle its obligation based on the carrying amount of emissions credits and allowances held on hand and the expected market price of the additional credits and allowances required to cover the shortfall in meeting the obligation. Offsetting of the emission credits and allowances against the respective liabilities occurs at the end of the compliance period, when the credits and allowances are used to settle the liabilities.

(n)    Cost of purchases
Cost of purchases consists primarily of costs to purchase fuel and petroleum products as well as non-fuel products. In addition, it includes transportation costs, excise taxes, cost of emission credits and allowances, and cost of miscellaneous materials.

(o)    Property, plant and equipment
Property, plant and equipment are stated at historical cost, net of accumulated depreciation and accumulated impairment losses, if any. Historical cost includes expenditures directly attributable to the acquisition of the asset. The costs of major refurbishments, turnarounds, overhauls or replacements are capitalized when it is probable the future economic benefits will be realized by Parkland and the associated carrying amount of the replaced component is derecognized.

Planned major maintenance includes inspection, repair, maintenance and replacement of existing components and is performed at regular intervals. Costs incurred for planned major maintenance activities are capitalized in the period maintenance activities occur and are amortized on a straight-line basis over the term until the next major maintenance event. All other repair and maintenance costs are recognized in the consolidated statements of income (loss) as incurred.

Land is recorded at cost, less any accumulated impairment.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows:
        Land                    Not depreciated
        Land improvements            20 to 25 years
        Buildings and structures            15 to 50 years
        Plant and equipment            3 to 35 years

The estimated useful lives and depreciation methods are reviewed annually and adjusted prospectively as appropriate. Any gain or loss arising on derecognition of property, plant and equipment is recognized in the consolidated statements of income (loss) within other (gains) and losses.

(p)    Leases
Parkland holds various leases for assets such as land, buildings, shipping vessels, railcars, vehicles, tanks and others to support the operations of the business.
12 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)
Parkland as a lessee
Parkland distinguishes between leases and service contracts based on whether it controls the use of an identified asset (right-of-use asset). Control is considered to exist if Parkland has the right to obtain substantially all of the economic benefits from the use of an identified asset and the right to direct the use of that asset.

Lease liabilities and right-of-use assets are recognized on the consolidated balance sheets when the leased assets are available for use by Parkland and measured on a present value basis.

Lease liabilities are measured at the net present value of the fixed or in-substance fixed payments, variable lease payments based on the index or a rate, amounts expected to be paid by the lessee under the residual value guarantees over the remaining lease term, as well as any purchase or extension options if Parkland is reasonably certain to exercise the options, or termination penalties that are expected to be incurred, less any incentives receivable discounted using Parkland's incremental borrowing rate or the interest rate implicit in the lease if available. The right-of-use assets are measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments, initial direct costs, restoration costs, and lease incentives.

In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not to exercise a termination option. The lease term is adjusted to reflect the impact of termination penalties and extension options only when those are within the control of Parkland and the probability of their exercise is reasonably certain.

Parkland uses a single discount rate for a portfolio of leases with reasonably similar characteristics.

Right-of-use assets are subsequently measured at cost, net of accumulated depreciation and impairment losses, if any.

Lease liabilities are subsequently measured at amortized cost using the effective interest rate method. The interest expense on the lease liability is recorded within finance costs on the consolidated statements of income (loss) over the lease period so as to produce a constant periodic interest rate on the remaining balance of the liability for each period.

Lease liabilities are remeasured in cases of lease modification, reassessments or revisions to the in-substance fixed lease payments. Lease modifications are accounted for as a separate lease if the scope of the lease increases and the consideration increases by an amount that would reflect the stand-alone price of the new scope of the lease. For the modifications, where there is no increase in the scope of the lease or where the increase in consideration is not commensurate with the new lease, Parkland will re-measure the lease liability using the revised lease payments and a revised discount rate with the corresponding adjustment to the right-of-use assets. A modification decreasing the scope of the lease will be accounted for by decreasing the carrying amount of the right-of-use asset, and recognizing gain or loss in the consolidated statements of income (loss) reflecting the proportionate decrease in scope.

A sale and leaseback transaction involves the transfer of an asset from the seller-lessee to the buyer-lessor and the leaseback of the same asset by the seller-lessee. A sale and leaseback qualifies as a sale if the buyer-lessor obtains control of the underlying asset. If the transfer of the asset is a sale, the sale transaction is accounted for in accordance with revenue recognition policy. The right-of-use asset arising from the leaseback is measured at the proportion of the previous carrying amount of the asset that relates to the right-of-use retained and any gain or loss recognized is limited to the proportion that relates to the rights transferred. Lease liability is measured in the same way as in the regular lease. If the transfer of the asset is not a sale, the transferred asset is not derecognized, and consideration received is accounted for as financial liability measured at amortized cost.

Short-term leases and leases of low-value assets for certain classes of assets are recognized on a straight-line basis within operating costs or marketing, general and administrative expenses, depending on the nature of the business activities to which the leases relate. Short-term leases are those with a lease term of twelve months or less. Low-value assets consist mostly of small IT equipment and office furniture items.

Parkland Corporation | 2024 Consolidated Financial Statements 13

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)
Parkland as a lessor
Leases in which Parkland transfers substantially all the risks and rewards of ownership of an asset are classified as finance leases while leases that do not meet this criteria are classified as operating leases. Under an operating lease, Parkland recognizes lease payments received as revenue on a straight-line basis over the lease term in the consolidated statements of income (loss).

Under a finance lease, Parkland recognizes a receivable at an amount equal to the net investment in the lease, which is the present value of aggregate lease payments receivable by the lessor discounted at the interest rate implicit in the lease. Subsequent to initial recognition, Parkland recognizes finance income in the consolidated statements of income (loss) over the lease term, based on a pattern reflecting a constant period rate of return on Parkland's net investment in the lease. Revenue on variable lease payments and non-lease components not included in the net investment in the lease are recognized as revenue separately in the consolidated statements of income (loss).

(q) Intangible assets
Intangible assets are recognized when Parkland has control of an intangible asset, expects future economic benefits from the intangible asset, and can reliably measure the cost of the intangible asset. Intangible assets are carried at historical cost, net of accumulated amortization and accumulated impairment losses, if any. Historical cost includes expenditures directly attributable to the acquisition of assets, which may include internally incurred costs, such as labour. Costs are only capitalized if a project is in the development stage. All costs related to research activities are recognized as an expense.

Intangible assets with finite lives are amortized over their respective useful economic lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization expense on intangible assets is recognized in the consolidated statements of income (loss) within depreciation and amortization.

Amortization of intangible assets is calculated on a straight-line basis over the estimated useful lives of the assets as follows:
Customer relationships             3 to 20 years
        Trade names                5 to 30 years
        Other agreements     2 to 15 years
        Software systems                1 to 10 years

Any gain or loss arising on derecognition of an intangible asset is recognized in the consolidated statements of income (loss) within other (gains) and losses.

(r)    Impairment of non-financial assets
Parkland assesses at each reporting date whether there is an indication that an asset may be impaired. Goodwill and indefinite life intangible assets are tested for impairment annually. If indicators of impairment exist, Parkland estimates the asset's recoverable amount, which is the higher of the asset's fair value less costs of disposal ("FVLCOD") and its value in use ("VIU"). In determining FVLCOD, an earnings multiple approach and recent market transactions are considered. If no such multiples or transactions can be identified, another appropriate valuation model is used. VIU is assessed using the present value of the expected future cash flows of the relevant asset.

The recoverable amount is determined for an individual asset unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. Corporate assets are tested for impairment at the minimum grouping of CGUs to which they can be reasonably and consistently allocated. When the carrying amount of an asset, CGU or CGU group exceeds its recoverable amount, it is considered impaired and written down to its recoverable amount.

Parkland applies a two-step impairment test process for non-financial assets, including goodwill, that are allocated to CGU groups. The first step under this process is to test individual CGUs within the group for impairment and write down the individual CGUs' carrying amounts to their respective recoverable amounts, where an impairment exists. The second step is to test the CGU groups using the restated carrying amounts of the individual CGUs from the first step along with the allocated
14 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

goodwill or other non-financial assets to that CGU group to identify if there is an impairment for that CGU group. An impairment loss is allocated to first reduce the carrying amount of any goodwill allocated to the CGU or CGU groups and then to reduce the carrying amounts of other assets.

Impairment losses, excluding goodwill impairments, are assessed at each reporting date for any indicators the impairment losses may no longer exist. If such an indication is present, the carrying amount of the CGU or non-financial asset is increased to its revised recoverable amount, which cannot exceed the carrying amount determined, net of depreciation and amortization, had no impairment been recognized. Impairment losses, if any, are recognized in the consolidated statements of income (loss).

(s)    Provisions
Provisions are recognized when Parkland has a present legal or constructive obligation due to past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. Insurance proceeds receivable are recognized as an income or a reduction of the costs they relate to when it becomes virtually certain they will be received.

Asset retirement obligation ("ARO") provisions are recognized for decommissioning, restoration and remediation obligations associated with sites and locations on which Parkland operates, and include known legal, contractual and constructive obligations related to required environmental restoration or remediation of a site and the removal of Parkland's structures, equipment and storage tanks at leased or owned properties. Parkland assumes that all leased and owned sites will be remediated and decommissioned when a site is vacated, a site lease has expired, or a site has reached the end of its useful life, in the absence of an indemnity or contractual agreement. ARO provisions are measured at the present value of management's best estimate of the future cash flows required to settle the obligation using a credit-adjusted risk-free interest rate. The value of the obligation is added to the carrying amount of the associated asset in property, plant and equipment, and depreciated over the useful life of the asset. The provision is accreted over time through finance costs, and actual expenditures are charged against the accumulated obligation. Changes in estimated obligations resulting from revisions to estimated future cash flows or timing are recognized as a change in the ARO provision and the related asset. Certain of Parkland's ARO provisions are based on legal obligations to perform remediation activities at the Burnaby Refinery once it permanently ceases refinery operations.

Environmental provisions are recognized for constructive or legal obligations to remediate and contain the known environmental impacts caused by Parkland’s operations, such as spills, leaks or other incidents not related to the retirement of assets. The provisions relate to the regular environmental impact mitigation and monitoring activities at the Burnaby Refinery, as a result of past environmental impacts and remediation of environmental impacts at Parkland’s other operational sites. The value of environmental provisions is measured at the present value of management's best estimate of future cash flows required to settle the obligation using the credit adjusted risk-free rate with the offset recognized within the consolidated statements of income (loss).

Restructuring provisions are recognized primarily in respect of employee termination benefits, or recognized when a detailed plan for the restructuring exists and a valid expectation has been raised to those affected that the plan will be carried out.

(t)    Income taxes
Tax expenses for the year comprise current and deferred income tax expenses. Income tax expenses are recognized in the consolidated statements of income (loss), except to the extent that they relate to items recognized in other comprehensive income (loss) or directly in equity.

Current income tax is calculated based on the tax laws enacted or substantively enacted as at the consolidated balance sheet date in the countries where Parkland and its subsidiaries operate and generate taxable income. Provisions are established, where appropriate, based on the amounts expected to be paid to the tax authorities.

Parkland Corporation | 2024 Consolidated Financial Statements 15

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)
Deferred income tax is recognized on temporary differences arising between the tax basis of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred income tax is not recognized if it arises from the initial recognition of goodwill or the initial recognition of an asset or liability in a transaction other than a business combination that affects neither accounting nor taxable income at the time of the transaction. Deferred income tax is determined using tax rates and laws that have been enacted or substantively enacted by the consolidated balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled. Parkland is within the scope of the OECD Pillar Two model rules ("Pillar Two rules"). Pillar Two legislation was enacted in Canada, the jurisdiction in which Parkland is incorporated. Parkland applies the exception to recognizing and disclosing information about deferred tax assets and liabilities related to Pillar Two income taxes in the consolidated financial statements.

Deferred income tax liabilities are provided on taxable temporary differences arising from investments in subsidiaries, except for deferred income tax liabilities where the timing of the reversal of the temporary differences is controlled by Parkland and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized on deductible temporary differences arising from investments in subsidiaries only to the extent that it is probable the temporary differences will reverse in the future and there is sufficient taxable profit available against which the temporary differences can be utilized.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.
(u)    Share-based payments
Parkland's share-based payments consist of share options, performance share units ("PSUs"), restricted share units ("RSUs") and deferred share units ("DSUs"). The share-based payment expense is included in marketing, general and administrative expenses and operating costs. Change in the fair value of DSU liabilities is recognized as other cost within acquisition, integration and other costs.
Share options
Parkland has equity-settled share option plans granted annually for certain officers and employees. Share options vest by a third each year at the grant anniversary and expire after eight years. The fair value of options at the date of grant is calculated using the Black-Scholes option pricing model and is recognized as an expense over the vesting period of the options, with the corresponding increase to contributed surplus. Forfeitures are estimated and accounted for at the grant date and adjusted, if necessary, in subsequent periods. When options are exercised, the proceeds, together with the amount recorded in contributed surplus, are transferred to shareholders' capital.
Share unit plan
Parkland's PSUs and RSUs are granted annually to certain officers and employees. The units are awarded at no cost to the recipient and cliff vest over a three-year performance period. For PSUs, vesting level is subject to achieving key pre-determined performance measures and can range from 0% to 200%. PSUs and RSUs are paid out in common shares. Additional share units are granted upon each dividend payment made by Parkland.

The fair market value of the PSU and RSU award is based on the volume-weighted average trading price for Parkland's common shares for five days preceding the date of the grant and the expected performance conditions (for PSUs only). Performance conditions can be market conditions that are used to estimate the fair value of the share units on the date of the grant, and non-market conditions that are used to measure the number of units expected to vest determined initially on the date of grant and revised subsequently at the end of each reporting period. Share unit expense is recognized over the vesting period with a related credit to contributed surplus.
Deferred share units
Parkland has a cash-settled DSU plan for non-executive members of the Board of Directors. DSUs vest immediately on the grant date and can be redeemed for cash after the non-executive member ceases to be a member of the Board of Directors.

16 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)
DSU liability is measured based on the volume-weighted average trading price for Parkland's common shares on the exchange for five days preceding the date of the measurement. The cost of the DSUs including deemed dividend equivalents and the changes in the fair value of the outstanding DSU liability are recorded as an expense in the consolidated statements of income (loss).

(v) Shareholders' capital
Ordinary shares issued are accounted for as an increase in shareholders' capital equal to the fair value of consideration received net of incremental costs directly attributable to the issuance. Issuance costs are recognized net of associated income tax benefit.

Own shares reacquired are recognized at cost and deducted from shareholders' capital. No gain or loss is recognized on the purchase, sale, issue or cancellation of own equity instruments. Any difference between the carrying amount of share capital reduced for own shares acquired and the consideration paid, including any directly attributable cost and taxes, is recognized in retained earnings (deficit).

A financial liability representing an unavoidable obligation for shares to be purchased by a broker under certain automatic share purchase plans is initially measured at the present value of the redemption amount and is presented within share repurchase reserve in the consolidated statements of changes in shareholders’ equity. The liability is subsequently measured at amortized cost. Share repurchase reserve is increased for the amounts of additional share purchase obligations and decreased for the actual amounts of share purchases made and reversals of the previously unexercised share purchase obligations.

(w) Financial instruments
Financial assets and financial liabilities, including derivatives, are recognized in the consolidated balance sheets when Parkland becomes a party to the contractual provisions of a financial instrument or a non-financial derivative contract. All financial assets and financial liabilities are initially measured at fair value, net of transaction costs, except for financial instruments classified as fair value through profit or loss ("FVTPL"), where transaction costs are recognized immediately in profit or loss.

Financial assets and liabilities are classified and measured based on Parkland's business model for managing its assets and the contractual terms of the cash flows. Financial assets that meet the following conditions are subsequently measured at amortized cost: (i) assets held for the collection of contractual cash flows; and (ii) contractual cash flows that consist solely of principal and interest payments on the principal amount outstanding. All other financial assets are subsequently measured at FVTPL. Financial liabilities are classified as FVTPL when held for trading. All other financial liabilities are subsequently measured at amortized cost. Parkland classifies its financial instruments according to IFRS 9 - Financial Instruments ("IFRS 9") into one of the following categories:

Classification	Financial instrument
Financial instruments at FVTPL	Risk management and other assets and liabilities Redemption options Other investments
Financial instruments measured at amortized cost	Cash and cash equivalents
 Restricted cash
 Accounts receivable
 Note receivable
 Accounts payable and accrued liabilities
 Dividends declared and payable
 Long-term debt
 Share repurchase obligations
Certain other liabilities
Parkland Corporation | 2024 Consolidated Financial Statements 17

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)
Financial instruments at FVTPL
Financial instruments at FVTPL are initially recognized at fair value on the date that Parkland commits to purchase or sell the asset (trade date), with changes in fair value recognized in (gain) loss on risk management and other, other (gains) and losses, or finance costs in the consolidated statements of income (loss) in the period they arise.

Certain physical commodity contracts, when used for trading purposes, are deemed to be derivative financial instruments for accounting purposes. Physical commodity contracts entered into for the purpose of receipt or delivery in accordance with Parkland's expected purchase, sale or usage requirements are not considered to be derivative financial instruments.

Risk management and other assets and liabilities include outstanding commodities swaps, forward and future contracts, emission credit and allowance forward and option contracts, currency forward exchange contracts, cross-currency and interest rate swaps. Parkland periodically enters into derivative contracts to manage exposure to movements in commodity and emission credit prices and US dollar exchange rates.

Derivative instruments embedded in financial or non-financial contracts are assets and liabilities that are accounted for as separate derivatives if their risks and characteristics are not closely related to their host contracts, and the contracts are not measured at fair value. Parkland's Senior Notes contain Redemption Options (see Note 15) that are accounted for as embedded derivative financial instruments. Changes in the fair values of the Redemption Options are recognized in other (gains) and losses within the consolidated statements of income (loss). Changes in the fair values of other derivative instruments are recognized in (gain) loss on risk management and other.

The best evidence of a financial instrument's fair value on initial recognition is normally the transaction price (i.e., fair value of the consideration given or received). If Parkland determines that the fair value on initial recognition differs from the transaction price and the fair value is neither evidenced by a quoted price in the active market for an identical asset or liability nor based on a valuation technique that only uses data from observable markets, then the financial instrument is initially measured at fair value, adjusted to defer the difference between fair value on initial recognition and the transaction price (day-one profit or loss). Subsequently, the day-one difference is recognized in profit or loss on an appropriate basis over the life of the instrument, but no later than when the transaction is settled.
Financial instruments measured at amortized cost
Financial assets measured at amortized cost are initially recognized at fair value plus transaction costs, and are subsequently measured at amortized cost using the effective interest method, less any provision for impairment.

Financial liabilities measured at amortized cost are initially recognized at fair value net of transaction costs, and are subsequently measured at amortized cost using the effective interest rate method.

Amortized cost is calculated by considering any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate method. The effective interest rate amortization and gains or losses on derecognition of the financial liabilities are recognized in finance costs. The effective interest rate amortization and gains or losses on derecognition of the financial assets are recognized in other (gains) and losses with exception of interest income generated on cash and cash equivalents, which is recognized in finance costs.
Impairment of financial assets
Allowance for Expected credit losses ("ECLs") is required on (i) financial assets subsequently measured at amortized cost, (ii) lease receivables, and (iii) loan commitments and financial guarantee contracts to which the impairment requirements of IFRS 9 apply.

Parkland measures loss allowances on its trade accounts receivable and lease receivables using the simplified approach at an amount equal to their lifetime ECL. For all other financial assets, Parkland recognizes the lifetime ECL when there is a significant increase in credit risk since initial recognition. If the credit risk on the financial asset did not increase significantly, Parkland recognizes an ECL equal to the 12-month ECL. The assessment of whether the lifetime ECL is recognized is based on significant increases in the likelihood or risk of default occurring since initial recognition and not on evidence of a financial asset being credit impaired as at the reporting date, or an actual default occurring. The loss allowance for ECL is presented as a deduction from the gross carrying amount for financial assets carried at amortized cost.
18 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

In assessing whether the credit risk on a financial asset has increased significantly since initial recognition, Parkland compares the risk of a default occurring on the financial instrument as at the reporting date, with the risk of a default occurring as at the date of initial recognition.

In making this assessment, Parkland considers both qualitative and quantitative information that is reasonable and supportable, including historical experience and forward-looking information, relevant industry-specific economic outlooks, and external sources of actual and forecasted economic factors related to Parkland's core operations, such as fuel commodity prices, unemployment rates and interest rates.

Where information is not available on an individual instrument level, financial assets can be grouped in a variety of ways including: the nature of the financial asset; past-due status; nature, size or industry of counterparty; or geographic location. Parkland regularly reviews groupings to ensure the constituents of each group continue to share similar credit risk characteristics and the groupings used are most relevant to Parkland's operations.

Offsetting of financial instruments
Financial assets and financial liabilities are offset against one another, and the net amount is reported in the consolidated balance sheets in circumstances where there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis to realize the assets and settle the liabilities simultaneously.

Derecognition
A financial asset is derecognized when the rights to receive cash flows from the asset have expired or when Parkland transfers its rights to receive cash flows from the asset and the associated risks and rewards to a third party. A financial liability is derecognized when the obligation under the liability expires or is discharged or cancelled. Parkland accounts for substantial modification in the terms of an existing financial liability as an extinguishment of such liability and the recognition of a new financial liability. If the modification in the terms is not substantial, Parkland recognizes gain or loss on modification as the difference between the carrying amount of the existing financial liability and present value of the cash flows of the modified financial liability.

(x)    Hedges
Parkland may apply hedge accounting to arrangements that qualify for designated hedge accounting treatment. Designated hedges are assessed at each reporting date to determine if the relationship between the derivative or other hedging instrument and the underlying hedged exposure is still effective and to quantify any ineffectiveness in such relationship.

Parkland may use a fair value hedge to mitigate commodity price risk. The carrying value of the hedged item is adjusted for changes in fair value attributable to the hedged risk, and these changes are recognized in the consolidated statements of income (loss). Changes in the fair value of the hedged item, to the extent the hedging relationship is effective, are offset by changes in the fair value of the hedging instrument, which are also recorded in the consolidated statements of income (loss). If hedge accounting is discontinued, the carrying value of the hedged item is no longer adjusted, and the cumulative fair value adjustment to the carrying value of the hedged item is amortized to the consolidated statements of income (loss) over the remaining term of the original hedging relationship.

Parkland may enter into a cash flow hedging relationship, where the effective portion of the change in the fair value of the hedging derivative is initially recognized in other comprehensive income (loss), while any ineffective portion is recognized in the consolidated statements of income (loss) in the same financial statement line item as the underlying transaction. The amounts previously recognized in accumulated other comprehensive income (loss) are reclassified to net earnings (loss) during the period when the variability in cash flows of the hedged item affects consolidated net earnings (loss) or as the original hedged item settles. Gains and losses on derivatives are reclassified immediately to net earnings (loss) from accumulated other comprehensive income (loss) when the hedged item is sold or terminated early, or when it becomes probable that the anticipated transaction will not occur.
Parkland Corporation | 2024 Consolidated Financial Statements 19

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)
Parkland may use a net investment hedge to mitigate foreign exchange risk related to foreign operations. The foreign exchange gain or loss relating to the effective portion of the hedging instrument is recognized in other comprehensive income (loss). The gain or loss relating to the ineffective portion is recognized in the consolidated statements of income (loss). The gains and losses accumulated in equity are included in the consolidated statements of income (loss) when Parkland ceases to have control of the foreign operation.
(y) Fair value measurement
Parkland's financial assets and liabilities measured at FVTPL are categorized into a three-level hierarchy depending on the degree to which the inputs are observable as follows:
•Level 1 - Quoted (unadjusted) prices in active markets for identical assets or liabilities;
•Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices); and
•Level 3 - Inputs that are not based on observable market data (unobservable inputs).

The fair values of Parkland's recurring measurements of risk management and other are determined based on Level 2 inputs. Parkland used the following techniques to value financial instruments categorized in Level 2:
•fair values of the outstanding heating oil, gasoline and refined products put and call option contracts are determined using external counterparty information, which is compared to observable data;
•fair values of commodities forward contracts, futures contracts, emission credits and allowances forward and option contracts, currency forward exchange contracts, cross-currency and interest rate swaps are determined using independent price publications, third-party pricing services, market exchanges and investment dealer quotes;
•fair values of the Redemption Options are determined using a valuation model based on inputs from observable market data, including independent price publications, third-party pricing services, and market exchanges.
(z)    Revenue recognition
Fuel and petroleum product revenue
Parkland delivers a range of refined fuel and petroleum products to retail and commercial customers. Revenue from contracts to sell fuel and petroleum products to retail and commercial customers is recognized at the point of sale, which is the time control of the goods has passed to the purchaser and collection is probable. Supply and wholesale contracts are typically long-term in nature. Revenue for these sales is recognized when control of the goods passes to the customer, collection is probable and generally when physical delivery has occurred.

Revenue is measured on the stand-alone sales price specified in sales contracts, which may be based on independently published rack prices, net of discounts at the time of sale. Volume discounts are assessed using anticipated annual volumes. Historical experience is used to estimate and provide for discounts, and revenue is reduced accordingly. Parkland also provides long-term incentives to its commercial customers in the form of cash advances, which are forgiven relative to the future purchases from Parkland. Long-term incentives are deferred within other long term-assets and recognized in the consolidated statements of income (loss) within sales and operating revenue either straight-line over the period of the sale contracts or proportionate to the sale volumes.

Certain fuel contracts have specified annual volumes that customers must purchase over the contract duration. Contractual minimums are not enforceable and customers may purchase less than the contractual minimum with no penalties. In such cases, contracts are viewed as having options to purchase rather than fixed volume sales requirements, and each delivery of product is considered as a separate performance obligation.
Food, Convenience, Lubricants and other non-fuel revenue
Food and Convenience store
Parkland operates in food and convenience stores with revenue from sales of confectionery, groceries, food, beverages and other convenience store products. In the case of company-owned stores, revenue is recognized when a retail customer purchases an item at the convenience store or through the online ordering platform, control of the goods is transferred, and a payment for the transaction occurs immediately at the point of sale. Royalties and license fees include those charged to the operators under the franchise and express store agreements. Royalty and license fee revenue is recognized as it is earned in line with the relevant agreement, which is generally based on the percentage of occurred sales. For retailer operated stores, Parkland recognizes rent income as a percentage of store sales or gross margin recognized over the term of the agreement.
20 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

Lubricants
Parkland sells branded and private label lubricants to commercial and wholesale customers. Revenue for these sales is recognized when control of the goods passes to the customer, collection is probable, and generally when physical delivery has occurred.

Other non-fuel revenue
Parkland's other revenue consists of revenue from operating leases, tanks and parts installation, terminal storage and services, and other products and services. Operating lease revenue is recognized over the lease term. Revenue on services is recognized in the accounting period in which the services are rendered.

When Parkland delivers third-party branded fuel and petroleum products as an exclusive reseller, Parkland evaluates whether it acts as a principal or agent. Where Parkland acts as an agent, revenue is reported from these transactions on a net basis, as the performance obligation is to facilitate the transportation of branded fuels from the branded suppliers to their customers, for which Parkland earns delivery fees. The portion of the gross amount billed to customers and remitted to the branded suppliers is not reflected in sales and operating revenue.

Physical exchanges of inventory are reported on a net basis for similar items as are sales and purchases made with a common counterparty as part of an arrangement similar to a physical exchange.

Loyalty programs
Customer loyalty awards are accounted for as a separate performance obligation in the sales transactions in which they are granted. Parkland defers revenue at the time the award is earned by members at an amount equal to the relative fair value of the award and the expected redemption rate, which is regularly remeasured. The relative fair value is determined by allocating consideration between the fair value of the loyalty awards earned by loyalty program members, net of breakage, and the goods and services on which the awards were earned, based on their relative stand-alone selling price. The deferred revenue is recognized as revenue when the points are redeemed.

(aa)    Earnings per share
Basic earnings per share ("Basic EPS") is calculated by dividing net earnings (loss) attributable to the shareholders of Parkland by the weighted average number of common shares outstanding during the period.

Diluted earnings per share ("Diluted EPS") is calculated by adjusting the weighted average number of common shares outstanding for dilutive common shares related to Parkland's share-based compensation plan. The dilutive effect of share options and PSUs is determined using the treasury stock method, based on the current status of the dilutive conditions as at the reporting date. Net earnings (loss) attributable to the shareholders of Parkland are the same for both the Basic EPS and Diluted EPS calculations.

(ab)    Assets held for sale
Assets (and disposal groups) are classified as held for sale if their carrying amount will be recovered primarily through a sale as opposed to continued use by Parkland. Assets (and disposal groups) to be disposed that meet the held for sale criteria are reported at the lower of their carrying amount and fair value less costs to sell, and are no longer depreciated. Assets and associated liabilities classified as held for sale are reported as current assets and current liabilities in the consolidated balance sheets. Prior and subsequent to initial classification as held for sale, non-financial assets are subject to impairment assessment under Note 2 (r) using FVLCOD approach to estimate recoverable amounts.
Parkland Corporation | 2024 Consolidated Financial Statements 21

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)
(ac)    Government grants
Grants from the government are recognized at their fair value where there is reasonable assurance that the grant will be received and Parkland will meet the attached conditions. When the grant relates to an expense item, Parkland recognizes it as income over the period necessary to match the grant with the costs that it is intended to compensate. Parkland presents such grants in the consolidated statements of income (loss) as a deduction in reporting the related expense. Grants related to assets are recorded as a reduction to the asset's carrying amount and are depreciated over the useful life of the asset. The presentation approach is applied consistently to all similar grants.

(ad)    Hyperinflation accounting
If the functional currency of a foreign subsidiary of Parkland is considered to be hyperinflationary, hyperinflation accounting is applied. The application of hyperinflation accounting requires restatement of non-monetary assets and liabilities, shareholders' equity, items in the statement of comprehensive income (loss), and the adjustment of index-linked items to reflect the impact of inflation in the financial statements of the subsidiary before being included in the consolidated financial statements of Parkland. Monetary assets and liabilities are not restated, as these items are already expressed in a monetary unit representing current purchasing power at the end of the reporting period.

The gain (loss) on net monetary position arising from hyperinflation is included in the consolidated statements of income (loss) from the beginning of the reporting period. Parkland's consolidated financial statements for the comparative periods are not restated for the effects of hyperinflation. On and subsequent to the adoption, the differences between the restated comparative balances and opening balances of the subsidiary for the effects of hyperinflation are recognized within other comprehensive income (loss).

(ae)    Operating costs and marketing, general and administrative
Operating cost includes all costs related to the day-to-day activities of delivering services and products sold by Parkland as well as maintaining the day-to-day operations of the business. Marketing, general and administrative expenses largely include costs of the support function activities and other costs not directly related to the operations.

(af) Acquisition, integration and other costs
Acquisition, integration and other costs include (i) transaction costs in relation to potential and completed acquisitions, (ii) costs incurred to integrate the acquired businesses, and enable system and process transformation, and (iii) business restructuring and other costs not reflective of Parkland's underlying operating performance.

(ag)    Significant accounting estimates, assumptions and judgments
The preparation of Parkland's consolidated financial statements requires management to make estimates, assumptions and judgments that affect the reported amounts of revenue, expenses, assets, liabilities, accompanying disclosures and the disclosure of contingent liabilities. These estimates and judgments are subject to change based on experience and new information. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amounts of assets or liabilities affecting future periods. Estimates and judgments are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively. The financial statement areas that require significant estimates and judgments are as follows:

22 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)
Asset retirement and environmental provisions
ARO and environmental provisions represent the present value estimates of Parkland's cost to remediate sites and perform other environmental activities. Parkland applies judgment in assessing the existence, extent and expected method of remediation, decommissioning and other environmental activities required at the end of each reporting period. Parkland also uses judgment to determine whether the nature of the activities performed relate to decommissioning and remediation activities or normal operating activities. In addition, the provisions are based on estimated costs, which consider the anticipated method and extent of remediation, technological advances, possible future uses of the site, and regulatory, environmental and safety considerations. Actual costs are uncertain and estimates can vary as a result of changes to relevant laws and regulations, the emergence of new technologies, operating experience, prices and closure plans. The estimated timing of future decommissioning and remediation may change due to factors such as closure plans and regulatory considerations. Changes to estimates relating to future expected costs, discount rates and timing may have a material impact on the amounts presented.

Contingencies and legal matters
Contingencies are subject to measurement uncertainty as the financial impact will only be confirmed by the outcome of a future event. The assessment of contingencies and legal matters involves a significant amount of judgment, including assessing whether a present obligation exists, assessing factors that may mitigate or reduce the obligation, and determining a reliable estimate of the amount of cash outflow required in settling the obligation. Parkland is required to both determine whether a loss is probable and whether the loss can be reasonably estimated. The uncertainty involved with the time and amount at which a contingency may be settled may have a material impact on the consolidated financial statements of future periods to the extent that the amount provided for differs from the actual outcome.

Business combinations
Parkland uses judgment in applying the acquisition method of accounting for business combinations and estimates to value identifiable assets and liabilities as at the acquisition date. Estimates are used to determine cash flow projections, including the period of future benefit, and future growth and discount rates, among other factors. The values placed on the acquired assets and liabilities assumed affect the amount of goodwill recorded on an acquisition.

Asset impairment
Asset impairment tests require the allocation of assets to CGUs or CGU groups, which requires significant judgment and interpretation with respect to the integration between assets, the existence of active markets, similar exposure to market risks, shared resources and assets, and the way in which management monitors the operations.

The assessment of whether there is any indication of impairment is performed at the end of each reporting period, and requires the application of judgment, historical experience, and use of external and internal sources of information.

Asset impairment tests require the estimation of the recoverable amount of the non-financial asset or the CGU group, which is the higher of its fair value less costs of disposal and its value in use. The fair value less costs of disposal calculation is based on an earnings multiple approach, available data from binding sales transactions conducted at arm's length for similar assets, valuation appraisals, or observable market prices less incremental costs for disposing of the asset. The value in use calculation is based on a discounted cash flow model. Parkland references Adjusted EBITDA forecasts and implied earnings multiples and appropriate discount rates for the recoverable amount calculations. The forecasts do not include restructuring activities that Parkland is not yet committed to, or significant future investments that will enhance the performance of the asset or CGU being tested. The implied multiples are determined by utilizing multiples of comparable public companies and recently completed transactions by operating segment. The recoverable amount is sensitive to Adjusted EBITDA forecasts, implied earnings multiples, the discount rate used for the discounted cash flow model as well as the expected future cash flows and the growth rate used for cash flow forecasts. These estimates are most relevant to goodwill, property, plant and equipment, intangible assets and non-financial assets held for sale recognized by Parkland.

Parkland Corporation | 2024 Consolidated Financial Statements 23

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)
Depreciation and amortization
Depreciation of property, plant and equipment and amortization of intangible assets incorporate estimates of useful lives and residual values. These estimates are based on past experience and industry norms, and may change as more experience is obtained or as market conditions change.

Fair value of financial instruments
The fair value of financial instruments is determined wherever possible based on observable market data. If not available, Parkland uses third-party models, independent price publications, market exchanges, investment dealer quotes, and valuation methodologies that utilize observable data. Actual values may significantly differ from these estimates.

Income taxes
Estimation of income taxes includes evaluating the recoverability of deferred tax assets based on an assessment of the ability to use the underlying future tax deductions against future taxable income before the deductions expire. The assessment is based on existing tax laws and estimates of future taxable income. For uncertain tax positions, Parkland calculates provisions using the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors and reviews the adequacy of these provisions at the end of each reporting period.

Judgments and estimates made in assessing the impact of climate change
Parkland considers the impacts of climate change, including transition to a low-carbon economy, in the preparation of its consolidated financial statements. The impacts could be significant as they could result in lower future demand for refined products, significant change in the regulations or increase in catastrophic events. Climate change factors are considered by Parkland in making significant accounting judgments and assumptions including (i) calculations of asset retirement obligations (estimated timing and costs of future decommissioning) and environmental provisions, (ii) preparation of management forecasts used in testing assets for impairment, (iii) determination of useful lives for calculation of depreciation and amortization. As at December 31, 2024, climate-related risks have no material impact on these judgments and assumptions.

(ah) Amended standards adopted by Parkland
Parkland has adopted the following accounting amendments that are effective for the annual periods beginning January 1, 2024. The adoption of these amendments did not have a material impact on the consolidated financial statements.
◦Amendments to IAS 1 - Presentation of Financial Statements ("IAS 1"), issued in 2020 and 2022, clarify requirements for classifying liabilities as current or non-current and introduce additional disclosures of material information that enables users of financial statements to comprehend the risk that non-current liabilities with covenants may become payable within the next twelve months. These amendments have been applied retrospectively.
◦Amendments to IFRS 16 - Leases, issued in 2022 specifies the requirements that a seller-lessee uses in measuring the lease liability arising in a sale and leaseback transaction with variable lease payments, to ensure the seller-lessee does not recognize any amount of the gain or loss that relates to the right of use it retains. These amendments have been applied retrospectively.
◦Amendments to IAS 7 - Statement of Cash Flows and IFRS 7 - Financial Instruments: Disclosures, issued in 2023 clarify the characteristics of supplier finance arrangements and require certain disclosures on these arrangements, intended to assist users of financial statements in understanding their impacts on the companies' liabilities and cash flows. These amendments have been applied retrospectively.

(ai)    Recently announced accounting pronouncements
The following standards, amendments and interpretations are issued, but not yet effective as at December 31, 2024, and Parkland intends to adopt these standards, amendments and interpretations when they become effective:

Amendments to IAS 21 - The Effects of Changes in Foreign Exchange Rates
In August 2023, the IASB issued amendments to IAS 21 - The Effects of Changes in Foreign Exchange Rates ("IAS 21"). The amendments address the lack of exchangeability of illiquid currencies and specify how an entity determines the exchange rate when a currency is not readily exchangeable at the measurement date as well as additional required disclosures. When a currency is not exchangeable, an entity estimates the spot rate as the rate that would have been applied to an orderly
24 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

transaction between market participants at the measurement date and that would reflect the prevailing economic conditions. An entity must disclose information that would enable users to evaluate how a currency's lack of exchangeability affects the financial performance, financial position, and cash flows of an entity. The amendments to IAS 21 are effective January 1, 2025. Parkland does not expect these amendments to have a material impact on its operations or consolidated financial statements.

IFRS 18 - Presentation and Disclosure in Financial Statements
In April 2024, the IASB issued new IFRS 18 - Presentation and Disclosure in Financial Statements ("IFRS 18") replacing IAS 1. The new guidance is expected to improve the usefulness of information presented and disclosed in the financial statements of companies. IFRS 18 introduces the following key changes:
•Structure of the statement of income (loss): IFRS 18 introduces a defined structure for the statement of income (loss) composed of operating, investing, and financing categories with defined subtotals, such as operating earnings (loss), earnings (loss) before financing and income taxes and net earnings (loss) for the year. The new guidance also requires disclosure of expenses in the operating category by nature, function or a mix of both on the face of the statement of income (loss).
•Disclosures on management-defined performance measures (MPMs): IFRS 18 requires companies to disclose definitions of company-specific MPMs that are related to the statement of income (loss) and provide reconciliations between the MPMs and the most similar specified subtotals within the statement of income (loss) in a single note.
•Aggregation and disaggregation (impacting all primary financial statements and notes): IFRS 18 sets out enhanced guidance on the principles of how items should be aggregated based on shared characteristics. The changes are expected to provide more detailed and useful information to investors.

IFRS 18 is effective for annual reporting periods beginning on or after January 1, 2027, with early adoption permitted. Parkland is currently assessing the impact of this new IFRS accounting standard on its consolidated financial statements.

Amendments to IFRS 9 - Financial Instruments and IFRS 7 - Financial Instruments: Disclosures
In May 2024, the IASB issued narrow-scope amendments to the recognition, derecognition and classification requirements in IFRS 9 - Financial Instruments ("IFRS 9") and introduced additional disclosure requirements in IFRS 7 - Financial Instruments: Disclosure ("IFRS 7"). The amendments include:
•Clarification on the timing of recognition and derecognition of financial assets and liabilities, with a new optional exception introduced for earlier derecognition of financial liabilities settled through electronic payment systems.
•Introduction of additional disclosures for certain financial instruments with contractual terms that could change the timing or amount of contractual cash flows due to contingent events that are not directly related to changes in basic lending risks and costs.
•Additional guidance for assessing whether the contractual cash flows of financial assets represent solely payments of principal and interest and updated disclosures for equity instruments designated at fair value through other comprehensive income.

The amendments are effective for annual reporting periods beginning on or after January 1, 2026. Parkland is currently assessing the impact of these amendments on its consolidated financial statements.

Parkland Corporation | 2024 Consolidated Financial Statements 25

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)
3.    NET EARNINGS (LOSS) PER SHARE

For the years ended	December 31, 2024	December 31, 2023
Net earnings (loss)	127	471
Weighted average number of common shares (000's of shares)	174,372	175,773
Effect of dilutive securities (000's of shares)	2,287	3,143
Weighted average number of common shares adjusted for the effects of dilution (000's of shares)	176,659	178,916
Net earnings (loss) per share ($ per share):
Basic	0.73	2.68
Diluted	0.72	2.63

4.     ACCOUNTS RECEIVABLE

	December 31, 2024	December 31, 2023
Trade accounts receivable	1,199	1,419
Miscellaneous, government, and other non-trade accounts receivable	352	269
Loss allowance	(41)	(42)
	1,510	1,646
Refer to Note 15 for details on Parkland's exposure to credit and market risks as well as impairment losses for accounts receivable.

5.    INVENTORIES

	December 31, 2024	December 31, 2023
Gas and diesel(1)	615	800
Liquid petroleum gas	33	37
Other fuel and petroleum products(1)(2)	288	281
Lubricants	96	105
Food and convenience store inventory	31	30
Emission credits and allowances held for trading	125	93
Own-use emission credits and allowances	254	321
Other non-fuel products(3)	69	91
	1,511	1,758
(1) For comparative purposes, certain amounts were reclassified between gas and diesel and other fuel and petroleum products to conform to the presentation used in the current period.
(2) Other fuel and petroleum products include crude oil, aviation fuel, asphalt, fuel oils, gas oils, ethanol, and biodiesel.
(3) Other non-fuel products include catalyst and warehouse inventories.

For the year ended December 31, 2024, $24,537 (2023 - $28,472) of inventories was recognized within cost of purchases.

26 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)
6. PROPERTY, PLANT AND EQUIPMENT

	Note	Land	Land improvements	Buildings and structures	Plant and equipment	Assets under construction	Right-of-use assets	Total
Cost
As at January 1, 2024		1,323	190	883	3,611	313	1,471	7,791
Additions(1)		5	2	8	50	416	419	900
Transfers		1	3	8	205	(217)	—	—
Change in ARO costs		(8)	(1)	(1)	(24)	—	—	(34)
Disposals and other adjustments(2)		(12)	(15)	(17)	(47)	(4)	(188)	(283)
Assets classified as held for sale	12	(184)	(27)	(70)	(172)	(7)	(154)	(614)
Exchange differences and others		39	5	53	82	11	75	265
As at December 31, 2024		1,164	157	864	3,705	512	1,623	8,025
Accumulated depreciation and impairment
As at January 1, 2024		3	85	310	1,703	—	502	2,603
Depreciation		—	6	46	301	—	289	642
Disposals and other adjustments(2)		—	(11)	(8)	(46)	—	(140)	(205)
Assets classified as held for sale	12	—	(6)	(20)	(85)	—	(28)	(139)
Exchange differences and others		—	2	24	37	—	29	92
As at December 31, 2024		3	76	352	1,910	—	652	2,993
Net book value
As at December 31, 2024		1,161	81	512	1,795	512	971	5,032
Net book value of property, plant and equipment not operated by Parkland and subject to operating leases(3)		31	—	7	118	—	22	178
(1)    Additions includes $20 financed through non-recourse project financing funded through non-recourse debt (see Note 14(c)).
(2) Disposal includes $81 of assets no longer in use with a net book value of nil.
(3)    Includes assets of Parkland's product terminals in Eastern Canada.
Parkland Corporation | 2024 Consolidated Financial Statements 27

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

	Note	Land	Land improvements	Buildings and structures	Plant and equipment	Assets under construction	Right-of-use assets	Total
Cost
As at January 1, 2023		1,381	181	850	3,472	404	1,165	7,453
Additions		5	6	13	71	347	481	923
Transfers		4	8	31	358	(401)	—	—
Change in ARO costs		—	—	3	54	—	—	57
Disposals and other adjustments (1)	24	(22)	(1)	(3)	(68)	(33)	(147)	(274)
Assets classified as held for sale	12	(30)	(2)	(12)	(248)	—	(4)	(296)
Exchange differences and others		(15)	(2)	1	(28)	(4)	(24)	(72)
As at December 31, 2023		1,323	190	883	3,611	313	1,471	7,791
Accumulated depreciation and impairment
As at January 1, 2023		—	80	268	1,565	—	399	2,312
Depreciation		—	4	47	340	—	242	633
Disposals and other adjustments(1)	24	3	3	1	(50)	—	(133)	(176)
Assets classified as held for sale	12	—	(1)	(4)	(141)	—	—	(146)
Exchange differences and others		—	(1)	(2)	(11)	—	(6)	(20)
As at December 31, 2023		3	85	310	1,703	—	502	2,603
Net book value
As at December 31, 2023		1,320	105	573	1,908	313	969	5,188
Net book value of property, plant and equipment not operated by Parkland and subject to operating leases(2)		33	—	7	110	—	27	177
(1) Disposal includes $39 of assets no longer in use with a net book value of nil.
(2) Includes assets of Parkland's product terminals in Eastern Canada.

28 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)
7.    LEASES
(a)    Parkland as a lessee
The right-of-use assets carried as property, plant and equipment resulting from leases are presented below:

Right-of-use assets	Note	Land, buildings and structures	Shipping vessels	Railcars	Plant and equipment	Total
Cost
As at January 1, 2024		852	179	115	325	1,471
Additions and transfers		116	126	49	128	419
Disposals and other adjustments		(70)	(85)	(6)	(27)	(188)
Assets classified as held for sale	12	(135)	—	—	(19)	(154)
Exchange differences and others		28	17	12	18	75
As at December 31, 2024		791	237	170	425	1,623
Accumulated depreciation and impairment
As at January 1, 2024		271	86	52	93	502
Depreciation		88	104	27	70	289
Disposals and other adjustments		(34)	(85)	(5)	(16)	(140)
Assets classified as held for sale	12	(22)	—	—	(6)	(28)
Exchange differences and others		8	8	6	7	29
As at December 31, 2024		311	113	80	148	652
Net book value
As at December 31, 2024		480	124	90	277	971

Right-of-use assets	Land, buildings and structures	Shipping vessels	Railcars	Plant and equipment	Total
Cost
As at January 1, 2023	779	182	66	138	1,165
Additions and transfers	92	117	61	211	481
Disposals and other adjustments	(11)	(115)	(9)	(16)	(151)
Exchange differences and others	(8)	(5)	(3)	(8)	(24)
As at December 31, 2023	852	179	115	325	1,471
Accumulated depreciation and impairment
As at January 1, 2023	201	104	39	55	399
Depreciation	82	93	20	47	242
Disposals and other adjustments	(10)	(109)	(6)	(8)	(133)
Exchange differences and others	(2)	(2)	(1)	(1)	(6)
As at December 31, 2023	271	86	52	93	502
Net book value
As at December 31, 2023	581	93	63	232	969

Parkland Corporation | 2024 Consolidated Financial Statements 29

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)
The amounts recognized in the consolidated statements of income (loss) in respect of the leases of the right-of-use assets are as follows:

For the year ended	Note	December 31, 2024	December 31, 2023
Depreciation charge on right-of-use assets		289	242
Interest expense on lease liabilities	21	63	51
Other lease expenses (1)	19	55	73
		407	366
(1)Other lease expenses include payments for short-term, low-value and/or variable lease payments not included in lease liabilities, but included within operating costs and marketing, general and administrative expenses in the consolidated statements of income (loss).

(b)    Parkland as a lessor
Operating leases
The aggregate future minimum lease payments receivable under non-cancellable operating leases are as follows:

	2025	2026	2027	2028	2029	Thereafter	Total
As at December 31, 2024	76	75	36	37	40	158	422

	2024(1)	2025(1)	2026	2027	2028	Thereafter	Total
As at December 31, 2023	61	68	29	28	28	142	356
(1)    For comparative purposes, certain amounts were revised to conform to the presentation used in the current period.

8. INTANGIBLE ASSETS

	Note	Customer relationships	Trade names	Other agreements	Software systems	Assets under construction	Total
Cost
As at January 1, 2024		1,161	452	398	203	50	2,264
Additions and transfers		—	—	51	21	22	94
Recognized on dispositions	24	54	—	—	—	—	54
Disposals and other adjustments		(8)	(7)	(2)	(3)	—	(20)
Assets classified as held for sale	12	(29)	(16)	(9)	(10)	(3)	(67)
Exchange differences and others		48	10	14	2	—	74
As at December 31, 2024		1,226	439	452	213	69	2,399
Accumulated amortization and impairment
As at January 1, 2024		696	153	137	87	5	1,078
Amortization		86	33	36	22	—	177
Disposals and other adjustments		(8)	(7)	(2)	—	(5)	(22)
Assets classified as held for sale	12	(14)	(8)	(4)	(5)	—	(31)
Exchange differences and others		31	5	7	2	—	45
As at December 31, 2024		791	176	174	106	—	1,247
Net book value
As at December 31, 2024		435	263	278	107	69	1,152

30 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

	Customer relationships	Trade names	Other agreements	Software systems	Assets under construction	Total
Cost
As at January 1, 2023	1,181	455	408	145	63	2,252
Additions and transfers	—	—	—	53	(13)	40
Disposals and other adjustments	(1)	—	—	5	—	4
Assets classified as held for sale	(4)	—	(5)	—	—	(9)
Exchange differences and others	(15)	(3)	(5)	—	—	(23)
As at December 31, 2023	1,161	452	398	203	50	2,264
Accumulated amortization and impairment
As at January 1, 2023	570	138	119	70	—	897
Amortization	104	32	37	17	—	190
Disposals and other adjustments	33	(16)	(16)	1	5	7
Assets classified as held for sale	(3)	—	(1)	—	—	(4)
Exchange differences and others	(8)	(1)	(2)	(1)	—	(12)
As at December 31, 2023	696	153	137	87	5	1,078
Net book value
As at December 31, 2023	465	299	261	116	45	1,186

9. GOODWILL

	Note	December 31, 2024	December 31, 2023
Goodwill, as at January 1		2,418	2,484
Assets classified as held for sale	12	(71)	(33)
Exchange differences and other		79	(33)
Goodwill, as at December 31		2,426	2,418
Parkland performed its annual impairment test for goodwill, based on the operating segments representing a CGU group, and no impairment was identified. Goodwill was allocated to CGU groups as follows:

	December 31, 2024	December 31, 2023
Refining	105	105
Canada	1,198	1,229
International	609	560
USA	514	524
	2,426	2,418
Parkland calculated recoverable amounts for its CGU groups for the purpose of the annual impairment test of goodwill using the FVLCOD approach. FVLCOD is calculated for each CGU group using (i) Parkland's Adjusted EBITDA forecast for the year ending December 31, 2025, adjusted for allocation of corporate and other costs, (ii) implied earnings multiples, and (iii) estimated costs of disposal. The Adjusted EBITDA forecast for the year ending December 31, 2025 is consistent with Parkland's 2025 guidance, which was determined based on past experience, actual operating results and the Board approved 2025 budget. The implied earnings multiples are determined with reference to average multiples of comparable public companies for the respective CGU group and consideration of recently completed transactions, as required.

Parkland used implied forward average earnings multiples ranging from 7 to 10 for the 2024 impairment test (2023 - 6 to 9). The estimated costs of disposal were 1.5% (2023 - 1.5%) of the transaction price and are established with reference to recently

Parkland Corporation | 2024 Consolidated Financial Statements 31

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)
completed market transactions. The fair value calculations are categorized as Level 3 fair value measures based on unobservable inputs.

The most sensitive key assumptions to the impairment model are the Adjusted EBITDA forecast and implied forward earnings multiples. A decrease of up to 13% (2023 - 13%) in the Adjusted EBITDA forecast or the implied earnings multiples, with all other assumptions held constant, would not cause the recoverable amount of any CGU group to fall below its carrying amount.
10.    SUPPLEMENTAL CASH FLOW INFORMATION
(a)    Net change in non-cash working capital related to operating activities

For the years ended	December 31, 2024	December 31, 2023
Accounts receivable	111	152
Inventories	245	(20)
Prepaid expenses and other	(8)	23
Accounts payable and accrued liabilities	(247)	69
Income taxes payable	15	4
Income taxes receivable	(20)	(33)
Deferred revenue	7	(16)
Risk management and other	35	(55)
Net cash inflow (outflow) from changes in non-cash working capital related to operating activities	138	124

(b)    Net change in non-cash working capital related to investing activities

For the years ended	December 31, 2024	December 31, 2023
Accounts payable and accrued liabilities	5	(12)
Provisions and other liabilities	(1)	(84)
Accounts receivable	2	—
Net cash inflow (outflow) from changes in non-cash working capital related to investing activities	6	(96)
Cash held in margin and project financing current accounts as at December 31, 2024 amounted to $94 (December 31, 2023 - $11).

32 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

(c)    Reconciliation of movements from financial liabilities to cash generated from (used in) financing activities

	Note	Long-term debt	Dividends declared and payable	Provisions and other liabilities
As at January 1, 2024		6,358	60	106
Dividends paid to shareholders		—	(243)	—
Proceeds from long-term debt, net of financing costs		677	—	—
Net proceeds from (repayments of) the Credit Facility		(778)	—	—
Long-term debt repayments, excluding the Credit Facility		(1)	—	—
Net proceeds (repayments) from non-recourse debt		30	—	—
Payments on principal amount of leases, and other lease payments		(280)	—	—
Payments for shares repurchased through normal-course issuer bid		—	—	(123)
Cash generated from (used in) financing activities		(352)	(243)	(123)
Dividends declared		—	244	—
Inception value of Redemption Options	13	23	—	—
Amortization of deferred financing costs and debt premium	14	2	—	—
Lease additions and other adjustments		287	—	—
Effect of changes in foreign exchange rates		323	—	—
Total obligation to purchase shares under the Automatic Share Purchase Plan ("ASPP")		—	—	19
As at December 31, 2024		6,641	61	2

	Note	Long-term debt	Dividends declared and payable	Provisions and other liabilities
As at January 1, 2023		6,972	57	—
Dividends paid to shareholders		—	(237)	—
Proceeds from long-term debt, net of financing costs		2	—	—
Net proceeds from (repayments of) the Credit Facility		(747)	—	—
Long-term debt repayments, excluding the Credit Facility		(1)	—	—
Payments on principal amount of leases, and other lease payments		(235)	—	—
Payments for shares repurchased through normal-course issuer bid		—	—	(26)
Cash generated from (used in) financing activities		(981)	(237)	(26)
Dividends declared		—	240	—
Amortization of deferred financing costs and debt premium	14	3	—	—
Lease additions and other adjustments		459	—	—
Effect of changes in foreign exchange rates		(95)	—	—
Total obligation to purchase shares under the Automatic Share Purchase Plan ("ASPP")		—	—	132
As at December 31, 2023		6,358	60	106

Parkland Corporation | 2024 Consolidated Financial Statements 33

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

(d)    Other operating activities

		Year ended December 31,
For the years ended	Note	2024	2023
(Gain) loss on risk management and other - unrealized		45	(34)
Impairment and write-offs	22	37	41
Provision and other liabilities		40	—
(Gain) loss on disposal of assets	22	(15)	(14)
Hyperinflation		6	16
Other items		18	62
		131	71
11. INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

	December 31, 2024	December 31, 2023
Investment in associates	167	151
Investment in joint ventures	177	175
	344	326

(a)    Investment in associates
SARA
A subsidiary of Sol Investments SEZC (together with its subsidiaries, "Sol"), a wholly owned subsidiary of Parkland, holds a 29% interest in the Société Anonyme de la Raffinerie des Antilles ("SARA") refinery, which is based in Martinique with operations to sell refined crude oil in Guadeloupe, French Guiana and Martinique. The SARA refinery is an unlisted entity and has a December 31 year end. This entity is accounted for as an investment in associate using the equity method.

Sol Ecolution
Sol holds a 40% voting interest in Sol Ecolution, an entity incorporated in the Cayman Islands, and is a business involved in the installation of solar photovoltaic systems across the Caribbean region. Sol Ecolution is an unlisted entity and has a December 31 year end. This entity is accounted for as an investment in associate using the equity method. Under the Sol Ecolution shareholder agreement, Parkland is entitled to all of Sol Ecolution's net earnings (losses) less dividends on the cumulative preference shares held by the other investor.

(b)    Investment in joint ventures
Sol holds a 50% indirect ownership in Isla Dominicana de Petroleo Corp. ("Isla") through its subsidiaries. The combined operations of Isla comprise 238 retail locations alongside an integrated commercial and aviation business in Dominican Republic. Isla is structured as a separate legal entity in which Parkland has both joint control and a residual interest in the net assets and has a December 31 year end. Parkland accounts for its interest in Isla as a joint venture and measures its investment using the equity method of accounting.

The tables below provide summarized financial information for the associates and joint ventures and includes a reconciliation to Parkland's share of those amounts. These amounts include adjustments made by Parkland when using the equity method, including fair value adjustments.

34 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

	SARA		Isla		Ecolution		Others		Total
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Current assets(1)	542	502	130	115	11	8	6	4	689	629
Non-current assets	454	451	255	241	76	10	—	12	785	714
Current liabilities	(222)	(277)	(106)	(95)	(3)	(11)	(6)	(3)	(337)	(386)
Non-current liabilities(1)	(249)	(167)	(27)	(25)	(47)	—	—	—	(323)	(192)
Net assets	525	509	252	236	37	7	—	13	814	765
Percentage of ownership interest	29%	29%	50%	50%	43%	50%	50%	50%
Proportionate share of net assets	152	148	126	118	16	3	—	7	294	276
Goodwill	—	—	50	50	—	—	—	—	50	50
Carrying amount	152	148	176	168	16	3	—	7	344	326
Reconciliation to carrying amounts
Opening net assets	148	150	168	181	3	—	7	12	326	343
Contributions into the investment(2)	—	—	—	—	20	3	—	—	20	3
Net earnings (loss) for the period	8	8	16	12	(9)	—	(7)	(5)	8	15
Other comprehensive income (loss)	6	—	4	(10)	2	—	—	—	12	(10)
Dividends	(10)	(10)	(12)	(15)	—	—	—	—	(22)	(25)
Closing net assets	152	148	176	168	16	3	—	7	344	326
(1) Net assets of the joint ventures include cash of $35 (2023 - $25) and non-current financial liabilities of $25 (2023 - $24).
(2) Ecolution's total contributions into the investment includes non-cash contribution of $3 (2023: nil).

	SARA		Isla		Ecolution(1)		Others		Total
For the year ended	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Sales and operating revenue	1,790	1,827	1,244	1,265	6	—	4	3	3,044	3,095
Net earnings (loss)(1)	32	28	32	24	(9)	—	(13)	(9)	42	43
Other comprehensive income (loss)	21	—	8	(20)	2	—	—	—	31	(20)
Total comprehensive income (loss)	53	28	40	4	(7)	—	(13)	(9)	73	23
Percentage of ownership interest	29%	29%	50%	50%	100%	100%	50%	50%
Proportionate share of:
Net earnings (loss)(1)	8	8	16	12	(9)	—	(7)	(5)	8	15
Other comprehensive income (loss)	6	—	4	(10)	2	—	—	—	12	(10)
Proportionate share of total comprehensive income (loss)	14	8	20	2	(7)	—	(7)	(5)	20	5
(1)    Ecolution's net earnings (losses) are presented after the impact of dividends of $3 (2023: nil) on the cumulative preference shares held by the other investor.

Parkland Corporation | 2024 Consolidated Financial Statements 35

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

	Investment in joint ventures and associates
For the year ended December 31,	2024	2023
Reconciliation to Adjusted EBITDA
Proportionate share of net earnings (loss)	8	15
Add back:
Depreciation, amortization and others	22	13
Income tax expense (recovery)	7	6
Proportionate Adjusted EBITDA(1)	37	34
(1) Refer to Note 26 for a description of segment profit measures.

12.     ASSETS AND LIABILITIES CLASSIFIED AS HELD FOR SALE
As part of Parkland's portfolio optimization strategy, management committed to a plan to sell certain assets within the Canada and USA segments. Accordingly, these assets and associated liabilities are presented as held for sale.

The assets and associated liabilities include retail sites located across Canada, retail and commercial businesses (cardlock facilities, bulk storage plants and warehouses) located in Florida, United States. Efforts to sell these assets have started and a sale is expected to occur within the next 12 months. The assets and liabilities classified as held for sale are presented below. Parkland measured its non-current assets classified as held for sale at the lower of the carrying amount and fair value less costs to sell.

	Note	December 31, 2024	December 31, 2023
Assets classified as held for sale:
Accounts receivable		89	24
Inventories		38	8
Property, plant and equipment(1)	6	578	226
Intangible assets	8	36	5
Goodwill(2)		92	33
Other long-term assets		—	1
Deferred tax asset		9	—
Total assets classified as held for sale		842	297
Liabilities directly associated with assets classified as held for sale:
Accounts payable		47	4
Long-term debt(3)	14	141	5
Provisions and other liabilities	17	79	17
Deferred tax liabilities	23	25	—
Total liabilities associated with assets held for sale		292	26
(1) Includes the impact of $475 in net additions from property, plant and equipment, $148 of dispositions and $25 in exchange differences for the year ended December 31, 2024 (2023: $150, nil and nil, respectively).
(2) Goodwill has been allocated to the disposal groups on a relative fair value basis.
(3) Long-term debt primarily includes lease obligations.

At December 31, 2024, the percentage of net assets attributable to Canada and USA segment is 28% and 72%. respectively (December 31, 2023 - 89% and 11%).

Parkland calculated the recoverable amounts for its disposal groups using the FVLCOD approach. The recoverable amount calculations are categorized as Level 3 fair value measures based on unobservable inputs. The key assumptions applied in the determination of FVLCOD, include (i) adjusted EBITDA forecasts, (ii) implied earnings multiples, and (iii) estimated costs to sell. The assumptions are consistent with those disclosed in Note 9.

Parkland sold its Canadian commercial propane business classified as held for sale as at December 31, 2023, to Avenir Energy Limited (“Avenir”) on November 30, 2024 ( see Note 24).
36 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

Parkland determined that the assets and liabilities classified as held for sale do not qualify as discontinued operations as they do not represent Parkland's major line of business, geographical area of operation or operating segment and they are not marketed under a single coordinated disposal plan. Further, these assets do not represent subsidiaries previously acquired exclusively with a view to sell.
13.     OTHER LONG-TERM ASSETS

	Note	December 31, 2024	December 31, 2023
Redemption Options(1)	15	51	66
Deferred customer incentives		75	67
Long-term prepaid expenses, deposits, other assets and receivables		107	92
Note receivable	24	100	—
		333	225

(1) Parkland's Senior Notes contain optional redemption features that allow Parkland to redeem the notes prior to maturity at a premium.

14.    LONG-TERM DEBT

	December 31, 2024	December 31, 2023
Credit Facility (a)	198	929
Unamortized deferred financing costs	(2)	(3)
	196	926
Senior Notes (b):
3.875% Senior Notes, due 2026	600	600
5.875% US$500 Senior Notes, due 2027	718	660
6.00% Senior Notes, due 2028	400	400
4.375% Senior Notes, due 2029	600	600
4.50% US$800 Senior Notes, due 2029	1,148	1,056
4.625% US$800 Senior Notes, due 2030	1,148	1,056
6.625% US$500 Senior Notes, due 2032(1)	718	—
Unamortized premium: Redemption Options(1)	55	37
Unamortized discount: deferred financing costs	(34)	(33)
	5,353	4,376
Non-recourse debt (c)(3)	30	—
Other notes and borrowings	8	8
Total Credit Facility, Senior Notes, Other notes and borrowings	5,587	5,310
Lease obligations(2)	1,054	1,048
Total long-term debt	6,641	6,358
Less: current portion of Credit Facility, Senior Notes, Other notes and borrowings	—	(1)
Less: current portion of Lease obligations	(261)	(190)
Long-term debt	6,380	6,167
(1)    Redemption Options related to the 6.625% US$500 Senior Note, due 2032 ("the 2024 Senior Notes") was ascribed a fair value on initial recognition of $23 on August 16, 2024.
(2)    Parkland has included extension options in the calculation of the lease obligations in limited circumstances where it has the right to extend a lease term at its discretion and is reasonably certain to exercise the extension option.
(3)    As at December 31, 2024, $30 has been drawn on the non-recourse debt that resulted in the initial recognition of the long-term debt at its fair value of $29 and deferred government grant of $1. For the year ended December 31, 2024, Parkland recognized $1 as interest expense.

Parkland Corporation | 2024 Consolidated Financial Statements 37

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

Estimated principal repayments of the Credit Facility, Senior Notes, Other notes and borrowings, and future lease payments as at December 31, 2024 are as follows:

	2025	2026	2027	2028	2029	Thereafter	Interest included in minimum lease payments	Total
Credit Facility (a):
Revolving facilities	—	—	198	—	—	—	—	198
Senior Notes (b):
3.875% Senior Notes, due 2026	—	600	—	—	—	—	—	600
5.875% US Senior Notes, due 2027	—	—	718	—	—	—	—	718
6.00% Senior Notes, due 2028	—	—	—	400	—	—	—	400
4.375% Senior Notes, due 2029	—	—	—	—	600	—	—	600
4.50% US Senior Notes, due 2029	—	—	—	—	1,148	—	—	1,148
4.625% US Senior Notes, due 2030	—	—	—	—	—	1,148	—	1,148
6.625% US Senior Notes, due 2032	—	—	—	—	—	718	—	718
Non-recourse credit facility (c):	—	—	—	—	2	28	—	30
Other notes and borrowings	1	1	1	—	—	5	—	8
Undiscounted future lease payments	291	215	155	136	106	420	(269)	1,054
	292	816	1,072	536	1,856	2,319	(269)	6,622

Estimated principal repayments of the Credit Facility, Senior Notes and other notes, and future lease payments as at December 31, 2023 are as follows:

	2024	2025	2026	2027	2028	Thereafter	Interest included in minimum lease payments	Total
Credit Facility (a):
Revolving facilities	—	—	—	929	—	—	—	929
Senior Notes (b):
3.875% Senior Notes, due 2026	—	—	600	—	—	—	—	600
5.875% US Senior Notes, due 2027	—	—	—	660	—	—	—	660
6.00% Senior Notes, due 2028	—	—	—	—	400	—	—	400
4.375% Senior Notes, due 2029	—	—	—	—	—	600	—	600
4.50% US Senior Notes, due 2029	—	—	—	—	—	1,056	—	1,056
4.625% US Senior Notes, due 2030	—	—	—	—	—	1,056	—	1,056
Other notes	1	—	—	—	—	7	—	8
Undiscounted future lease payments	245	177	153	125	107	555	(314)	1,048
	246	177	753	1,714	507	3,274	(314)	6,357

(a)    Credit Facility
On June 24, 2024, Parkland modified the Credit Facility agreement to incorporate the mechanism for transition from the Canadian Dollar Offered Rate ("CDOR") benchmark to the Canadian Overnight Repo Rate Average ("CORRA") for Canadian dollar-denominated loans under the Credit Facility ("CORRA loans") as the CDOR benchmark was discontinued in June 2024. As at December 31, 2024, Parkland is not carrying any amounts of CORRA loans within its outstanding Credit Facility balances.

38 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

Details on the Credit Facility are as follows:

		December 31, 2024		December 31, 2023
		Effective rate	Balance	Effective rate	Balance
Revolving facilities:
$1,594 Canadian Revolving and Operating Facility(1)(2)	April 14, 2027	6.37%	160	7.07%	929
US$250 Bilateral and Operating Facility(1)	April 14, 2027	8.20%	38	—%	—
Outstanding borrowings under the Credit Facility			198		929
(1)    The Credit Facility is subject to a floating interest rate.
(2) The effective interest rate including the impact of the interest rate swap was 5.87% as at December 31, 2024 (December 31, 2023 - 6.70%)

As at December 31, 2024, Parkland issued $74 million (December 31, 2023 - $53 million) of letters of credit to provide guarantees on behalf of its subsidiaries in the ordinary course of business, which are not recognized in the consolidated financial statements. Maturity dates for these guarantees vary and are up to and including March 31, 2035.

(b)    Senior notes
The Senior Notes are unsecured obligations guaranteed by Parkland's subsidiaries and contain covenants that limit Parkland's ability to incur additional debt, make certain restricted payments and investments, create liens, enter into transactions with affiliates, and consolidate, merge, transfer or sell all or substantially all of its property and assets. Interest on the Senior Notes is paid semi-annually and is recorded in finance costs. See Note 21.

6.625% US$500 Senior Notes, due 2032
On August 16, 2024, Parkland completed the private offering of US$500 aggregate principal amount of senior unsecured notes due August 15, 2032. The 2024 Senior Notes were priced at par and bear interest at a rate of 6.625% per annum, payable semi-annually in arrears beginning February 15, 2025.

(c)    Non-recourse project financing
On November 15, 2023, Parkland, through its wholly-owned subsidiary OTR Infrastructure LP ("EVCo"), entered into a non-recourse project financing agreement of up to $210 with the Canada Infrastructure Bank ("CIB") to finance the continued multi-year growth of its electric vehicle ("EV") charging network across Canada ("Non-recourse debt"). The Non-recourse debt has a term of eighteen years at a base rate of 3.65% per annum plus step-up margins should the financed EV charging ports exceed pre-determined utilization expectations. Quarterly repayments of principal and interest are expected to commence no later than 2029. Principal repayments are based on agreed utilization targets and may be reduced if such targets are not met.

As at December 31, 2024, $30 has been drawn on the Non-recourse debt which is secured by a first-priority security interest over all assets of EVCo in connection with the financed charging ports.
Parkland Corporation | 2024 Consolidated Financial Statements 39

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

15.    FINANCIAL INSTRUMENTS AND RISK MANAGEMENT ACTIVITIES
Parkland's financial instruments consist of cash and cash equivalents, accounts receivable, certain portions of other long-term assets, risk management and other financial assets and liabilities, certain portions of prepaid expenses and other, accounts payable and accrued liabilities, dividends declared and payable, long-term debt, and certain portions of other long-term assets and other liabilities.

(a)    Fair value measurement hierarchy
The fair value hierarchy table for Parkland's financial assets and liabilities is as follows:

		Fair value as at December 31, 2024
	Note	Quoted prices in active market (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Emission credit forward and option contracts		—	44	—	44
Currency forward exchange contracts(1)		—	24	—	24
Risk management and other financial assets		—	68	—	68
Commodities swaps, forwards and futures contracts		—	(4)	—	(4)
Emission credit forward and option contracts		—	(58)	—	(58)
Risk management and other financial liabilities		—	(62)	—	(62)
Other items included in other long-term assets:
Redemption Options	13	—	51	—	51
Other items included in other long-term assets		—	51	—	51

		Fair value as at December 31, 2023
	Note	Quoted prices in active market (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Commodities swaps, forwards and futures contracts		—	61	—	61
Interest rate swaps		—	3	—	3
Emission credit forward and option contracts		—	47	—	47
Currency forward exchange contracts(1)		—	1	—	1
Risk management and other financial assets		—	112	—	112
Commodities swaps, forwards and futures contracts		—	(8)	—	(8)
Emission credit forward and option contracts		—	(48)	—	(48)
Risk management and other financial liabilities		—	(56)	—	(56)
Other items included in other long-term assets
Redemption Options	13	—	66	—	66
Others investments		—	—	6	6
Other items included in other long-term assets		—	66	6	72
(1)    The balance includes risk management assets amounting to $23 as at December 31, 2024 (December 31, 2023 - $1) in relation to the cash flow hedges. Refer Note 15(f) for additional details of the cash flow hedges.

There were no changes in the nature and characteristics of commodities swaps, forwards and futures contracts, currency forward exchange contracts, cross-currency and interest rate swap contracts, emission credit forward and option contracts, and Redemption Options. There were no transfers between fair value measurement hierarchy levels during the year ended December 31, 2024 and December 31, 2023.
40 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

(b)     Risk management and other financial assets and liabilities
Derivative financial instruments including commodities swaps, forwards and futures contracts, emission credit forward and option contracts, currency forward exchange contracts, cross-currency and interest rate swaps may be used to selectively reduce volatility associated with fluctuations in the commodities prices, foreign currency exchange rates and interest rates. As at December 31, 2024, and December 31, 2023, Parkland's derivative financial instruments include commodities futures contracts on refined products, commodities swaps on crude oil, heavy oil, liquid petroleum gas and refined products, emission credit forward and option contracts, US dollar forward contracts and interest rate swaps.

(Gain) loss on risk management and other
The following table details the (gain) loss on risk management and other as presented on the consolidated statements of income (loss):

For the years ended	December 31, 2024	December 31, 2023
(Gain) loss on risk management and other - realized(1)	(73)	(51)
(Gain) loss on risk management and other - unrealized(2)	45	(34)
(Gain) loss on risk management and other	(28)	(85)
(1)    Realized (gains) losses on risk management contracts are offset by gains (losses) on physical products delivered and recorded within "Sales and operating revenue" and "Cost of purchases" (i.e. gross margin) during the period.
(2)    Unrealized (gains) losses on commodity risk management contracts are expected to largely offset upon realization, any gains or losses on physical products at the time of sale.

(c)     Redemption Options
The Senior Unsecured Notes contain optional redemption features that allow Parkland to redeem the notes prior to maturity at a premium (the "Redemption Options"). The Redemption Options are accounted for as embedded derivative financial instruments and carried at a fair value of $51 as at December 31, 2024 (December 31, 2023 - $66) within other long-term assets with the changes in fair value recorded within other (gains) and losses.

(d)    Other financial instruments
The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, dividends declared and payable and share purchase obligation under automatic share purchase plan approximate their fair values as at December 31, 2024 due to the short-term nature of these instruments. The carrying value of the Note receivable (Note 24) carried at amortized cost approximates its fair value, as interest rate on the Note receivable approximates the market rate of interest over the term of four years. The Senior Notes had a carrying value of $5,353 and an estimated fair value of $5,115 as at December 31, 2024 (December 31, 2023 – $4,376 and $4,130 respectively), determined by discounting future cash flows using discount rates ranging from 5.5% to 6.9% (December 31, 2023 - 5.8% to 6.7%), representing the rates available to Parkland for loans with similar terms, conditions and maturity dates. Estimated fair value of Senior Notes is classified as level 2 in the fair value hierarchy. The carrying value of other long-term liabilities within Provisions and other liabilities carried at amortized cost approximates fair value as at December 31, 2024 and December 31, 2023 given that they were recently incurred.

(e)    Offsetting
Parkland enters into enforceable netting arrangements that allow for the offsetting of risk management assets and liabilities. The following risk management assets and liabilities are subject to offsetting on the consolidated balance sheets:

	December 31, 2024			December 31, 2023
	Gross amount	Amount offset	Net	Gross amount	Amount offset	Net
Risk management and other financial assets	83	(15)	68	293	(181)	112
Risk management and other financial liabilities	(77)	15	(62)	(237)	181	(56)

Parkland Corporation | 2024 Consolidated Financial Statements 41

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

(f)    Market risk
US dollar currency risk
Parkland is exposed to foreign currency risk relating to its operating and financing activities, which arises from purchasing and selling certain products and services, and borrowing in a currency that is not the functional currency of the relevant group entity. Parkland mitigates the risk using derivative financial instruments including US dollar forward contracts. The impact on Parkland's net earnings (loss) is driven by the impact of changes in foreign exchange rates on the carrying values of monetary assets and liabilities, including the USD-denominated debt, and is offset by the impact on Parkland's other comprehensive income (loss) as a result of designation of certain USD-denominated debt as a net investment hedge to mitigate foreign exchange risk related to foreign operations.

Parkland is primarily exposed to changes in the exchange rates between the US dollar and the functional currencies noted in the following table, which demonstrates the sensitivity to changes in exchange rates, with all other variables held constant, on financial instruments denominated in US dollars at the end of the reporting period.

For the years ended	December 31, 2024		December 31, 2023
	Net earnings (loss)	OCI, net of tax	Net earnings (loss)	OCI, net of tax
USD/CAD - 10% increase(1)(4)	(13)	(272)	7	(331)
USD/Other currencies(2) - 10% increase	(19)	—	(7)	—
USD/SRD - 25% increase(3)	11	—	3	—
	(21)	(272)	3	(331)
(1)    The impact on net earnings includes financial instruments designated as cash flow hedges and the impact on other comprehensive income includes financial instruments designated as net investment hedge.
(2) Includes Euro, Dominican Pesos, Jamaican dollar, and other currencies excluding Surinamese dollar.
(3)    A higher sensitivity is used to reflect the reasonably possible changes in the exchange rate between the US dollar and Surinamese dollar.
(4)    The sensitivity analysis above does not include the impact of a 10% change in the USD/CAD exchange rate on the translation of net earnings (loss) of foreign operations that would result in additional earnings of approximately $22 (December 31, 2023 - $40).

Cash flow hedges
To mitigate foreign exchange risk arising on revaluation of certain USD-denominated receivable and payable balances where the functional currency is not the US dollar, Parkland enters into foreign currency forward contracts to sell a fixed amount of US dollars for a fixed amount of Canadian dollars at the future date. These receivables and payables and the foreign currency forwards are designated respectively, as hedged items and hedging instruments within the cash flow hedge. The hedging ratio is 1:1 as both the hedged items and the hedging instruments are denominated in US dollars. The hedge is subject to potential ineffectiveness due to mismatch of cash flows of the hedged item and the hedging instrument. As of December 31, 2024, Parkland had outstanding forward contracts to buy US$87 (December 31, 2023 - to sell US$137) at the weighted average forward rate of CAD $1.41 per US dollar maturing in January 2025 (December 31, 2023 - CAD $1.33 per US dollar maturing January 2024) designated as cash flow hedge. As of December 31, 2024, the carrying amount of risk management assets recognized with respect to the cash flow hedge was $2 (December 31, 2023 - $1). For the year ended December 31, 2024, a revaluation gain of $5 (December 31, 2023 - $4) was recognized in other comprehensive income for the cash flow hedge and a total of $5 (December 31, 2023 - $4) was reclassified from the accumulated other comprehensive income to consolidated statements of income (loss). As at December 31, 2024, the balance recognized in the cash flow hedge reserve on this hedge was nil (December 31, 2023 - nil).

Parkland has entered into a three-year currency swap in relation to the issuance of the 2024 Senior Notes. According to its terms, Parkland will receive 6.625% on US$500 and pay 6.0811% on CAD $687 semi-annually and will exchange principals at maturity. The maturity of the swap was aligned with the earliest repayment date under the redemption option of the 2024 Senior Notes. The spot element of the cross-currency swap ("hedging instrument") was designated in a cash flow hedge relationship to hedge the variability of the 2024 Senior Notes' interest and principal cash flows ("hedged item") due to changes in the spot exchange rates. With the critical terms of the USD leg of the hedging instrument matching those of the hedged item, there is an economic relationship. The hedging ratio was determined to be 1:1 based on the expected foreign currency cash flows of the hedged item and the hedging instrument. The hedge ineffectiveness may occur due to the credit risk of the hedging instrument and differences in critical terms of the hedging instrument and the hedged item. As at December 31, 2024, the fair value of the hedging instrument was an asset of $21 (December 31, 2023 - nil) recognized in Risk management and other financial assets. For the year ended December 31, 2024, a revaluation gain of $23 on the hedging
42 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

instrument (2023 - nil) was recognized in other comprehensive income and a total of $35 (2023 - nil) was reclassified from the accumulated other comprehensive income to consolidated statements of income (loss). As at December 31, 2024, the balance recognized in the cash flow hedge reserve on this hedge was $12 (December 31, 2023 - nil).
Net investment hedge
Parkland has designated certain USD-denominated debt and payable balances as a Net Investment Hedge to mitigate foreign exchange risk related to net investments in foreign operations for which the US dollar is the functional currency. The foreign currency debt and the net investments in foreign operations are both denominated in US dollar currency; therefore, the hedge ratio is 1:1. The hedge is subject to potential ineffectiveness from the net investment amount falling below the designated balance. During the year ended December 31, 2024, Parkland recognized a foreign exchange loss, net of tax, of $286 (2023 - gain, net of tax, of $79) on these balances, representing the effective portion of the hedge in other comprehensive income (loss), offsetting exchange differences on translation of foreign operations. As at December 31, 2024, the US$2,179 of USD-denominated long-term debt was designated as the net investment hedge (December 31, 2023 - US$2,804).

As at December 31, 2024, a $359 gain of cumulative exchange differences on translation of foreign operations was included in Accumulated other comprehensive income (loss) of Parkland (December 31, 2023 - $26 loss), and a cumulative reserve of $318 loss on the Net Investment Hedge (December 31, 2023 - $32 loss).

Loss (gain) on foreign exchange
The following table details the loss (gain) on foreign exchange as presented on the consolidated statements of income (loss):

For the years ended	December 31, 2024	December 31, 2023
Loss (gain) on foreign exchange - realized	10	(32)
Loss (gain) on foreign exchange - unrealized	6	35
Loss (gain) on foreign exchange	16	3

Commodity price risk
Parkland enters into financial instruments including swaps, forwards, options and futures contracts to mitigate commodity price risk volatility as part of its risk management strategy. These risk management contracts are used to lock in margins with customers on commodities to be delivered. Any unrealized gains or losses on commodity risk management contracts are expected to largely offset, upon realization, any gains or losses on physical products at the time of sale. These financial instruments are subject to financial controls, risk management and monitoring procedures. Risk management derivatives are recorded at fair value and are sensitive to commodity price movements. As at December 31, 2024, a 5% change in commodity prices, including crude oil, heavy oil, LPGs and refined products, with all other variables held constant, would change the (gain) loss on risk management and other by approximately $28 (2023- $35) due to the change in the fair values of risk management contracts, which is expected to be largely offset by the impact of gains or losses recorded within "Sales and operating revenue" and "Cost of purchases" upon delivery of physical products in the future, resulting in minimal impact on net earnings (loss).

Interest rate risk
Parkland is normally exposed to market risk from changes in the Canadian and US prime interest rates, bankers' acceptance rate linked to the CORRA and the SOFR, which can impact Parkland's borrowing costs on the Credit Facility. Parkland monitors and analyzes interest rate risk on a regular basis and mitigates interest rate risk by considering refinancing, credit line renewals and issuing long-term debt at a fixed rate. Parkland enters into interest rate swap contracts to fix the interest rate on its outstanding variable-interest debt balances. As at December 31, 2024, the fair value of interest rate swaps was nil (2023 - $3). As at December 31, 2024, a 100-basis point change in variable interest rates, with all other variables held constant, including the amount of borrowings and letters of credit drawn under the Credit Facility, would have caused an increase or decrease to interest on long-term debt and net earnings (loss) of approximately $1 (2023 - $7).

Parkland Corporation | 2024 Consolidated Financial Statements 43

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

(g)    Credit risk
Parkland does not have significant credit exposure to any individual customer, and credit risk is minimized by Parkland's broad customer and geographic base. Parkland's accounts receivable are with customers in various industries, which range from credit card institutions, franchisees and small businesses to large and established companies with investment grade ratings and are subject to normal industry credit risks. Parkland continuously monitors customers aged accounts receivable balances and establishes credit limits at the inception of dealing with new customers. Regular meetings are held to monitor potential issues in collections, and reports are generated on a periodic basis. Parkland’s credit risk on four-year note receivable in the amount of $100 (“Note receivable”) is minimized as the propane business is well established and is expected to be profitable. Further, the Note receivable is secured against all present and future assets of Avenir and is only subordinate to Avenir’s revolving credit facility. The maximum exposure to credit risk of accounts receivable and Note receivable is their respective carrying values. Counterparties for all Parkland's risk management contracts are major financial institutions or counterparties with investment grade credit ratings. At December 31, 2024 and 2023, substantially all of the Parkland's trade receivables are current.

As at December 31, 2024, the provision for ECLs on total accounts receivable was $41 (December 31, 2023 – $42) and the provision for ECLs on long-term receivables was $3 (December 31, 2023 – $2).

(h)    Liquidity risk
Parkland mitigates liquidity risk by forecasting spending and cash flow requirements, considering seasonality of working capital needs and ensuring access to multiple sources of capital to the extent possible, including cash and cash equivalents, cash from operating activities, undrawn credit facilities, access to non-recourse project financing and various credit products at competitive rates. As at December 31, 2024, Parkland's available liquidity was $2,045, comprised of cash and cash equivalents of $385 (December 31, 2023 - $387), and borrowing capacity available under the Credit Facility of $1,660 (December 31, 2023 – $952)). Parkland believes it has sufficient funding to meet foreseeable liquidity requirements through the use of credit facilities, cash flows from operating activities, and cash on hand.

The following tables provide an analysis of contractual maturities for financial liabilities:

As at December 31, 2024	Note	Less than one year	Years two and three	Years four and five	Thereafter	Interest included in minimum lease payments	Total
Accounts payable and accrued liabilities		2,613	—	—	—	—	2,613
Dividends declared and payable		61	—	—	—	—	61
Risk management and other financial liabilities		62	—	—	—	—	62
Long-term debt(1)		569	2,379	2,729	2,465	(269)	7,873
Provisions and other liabilities(2)	17	34	11	8	26	—	79
		3,339	2,390	2,737	2,491	(269)	10,688

As at December 31, 2023	Note	Less than one year	Years two and three	Years four and five	Thereafter	Interest included in minimum lease payments	Total
Accounts payable and accrued liabilities		2,830	—	—	—	—	2,830
Dividends declared and payable		60	—	—	—	—	60
Risk management and other financial liabilities		56	—	—	—	—	56
Long-term debt(1)		520	1,466	2,591	3,385	(314)	7,648
Provisions and other liabilities(2)	17	137	7	7	26	—	177
		3,603	1,473	2,598	3,411	(314)	10,771
(1)    Represents lease obligations, interest and undiscounted principal payments of the Credit Facility and Senior Notes and Other Notes.
(2)    Includes obligation related to customer deposits and other items. Excludes the asset retirement and other obligations.

44 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

16.    CAPITAL MANAGEMENT
Parkland's capital structure comprises long-term debt (including the current portion) and shareholders' capital, less cash and cash equivalents. Parkland's objective when managing its capital structure is to maintain financial flexibility and availability of capital to finance internally generated growth, potential acquisitions, and continue to provide returns for shareholders.

(a)    Leverage Ratio
Parkland's primary capital management measure is the Leverage Ratio, which is used internally by key management personnel to monitor Parkland's overall financial strength, capital structure flexibility, ability to service debt and meet current and future commitments. In order to manage its financing requirements, Parkland may (i) adjust its plan for capital spending, dividends paid to shareholders, and share repurchases, or (ii) issue new shares or new debt. The Leverage Ratio does not have any standardized meaning prescribed under IFRS Accounting Standards. It is therefore unlikely to be comparable to similar measures presented by other companies. The detailed calculation of the Leverage Ratio is as follows:

	December 31, 2024	December 31, 2023
Leverage Debt	5,268	4,976
Leverage EBITDA	1,481	1,780
Leverage Ratio	3.6	2.8

	Note	December 31, 2024	December 31, 2023
Senior Funded Debt:
Long-term debt	14	6,641	6,358
Less:
Lease obligations	14	(1,054)	(1,048)
Cash and cash equivalents		(385)	(387)
Non-recourse debt(1)	14	(30)	—
Risk management asset(2)		(30)	—
Add:
Non-recourse cash(1)		31	—
Letters of credit and others		95	53
Leverage Debt		5,268	4,976

		Trailing twelve months ended
	Note	December 31, 2024	December 31, 2023
Adjusted EBITDA	26	1,690	1,913
Share incentive compensation		31	30
Reverse: IFRS 16 impact(3)		(338)	(282)
		1,383	1,661
Acquisition pro-forma adjustment(4)		11	—
Other adjustments(5)		87	119
Leverage EBITDA		1,481	1,780
(1)    Represents Non-recourse debt and Non-recourse cash balance related to project financing (see Note 14).
(2)    Represents the risk management asset/liability associated with the spot element of the cross-currency swap designated in a cash flow hedge relationship to hedge the variability of principal cash flows of the 2024 Senior Notes resulting from changes in the spot exchange rates (see Note 15).
(3)    Includes the impact of operating leases prior to the adoption of IFRS 16, previously recognized under operating costs, which aligns with management's view of the impact of earnings.
(4)    Includes the impact of pro-forma pre-acquisition EBITDA estimates based on anticipated benefits, costs and systems from acquisitions.
(5)    Includes adjustments to normalize Adjusted EBITDA for non-recurring events relating to the completion of turnarounds, unplanned shutdown resulting from extreme cold weather event, third-party power outage and the EBITDA attributable to EV charging operations financed through non-recourse project financing.

Parkland Corporation | 2024 Consolidated Financial Statements 45

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

(b)    Credit Facility covenants
Parkland is required under the terms of its Credit Facility to comply with certain financial covenants consisting of (i) Senior Funded Debt to Credit Facility EBITDA ratio, (ii) Total Funded Debt to Credit Facility EBITDA ratio, and (iii) Interest coverage ratio (calculated as a ratio of Credit Facility EBITDA to Interest Expense) for each quarterly reporting period. The Credit Facility EBITDA, Senior Funded Debt and Interest Expense are defined under the terms of the Credit Facility and do not have any standardized meaning prescribed under IFRS Accounting Standards. They are therefore unlikely to be comparable to similar measures presented by other companies. Parkland was in compliance with all Credit Facility covenants throughout the year ended December 31, 2024, and expects to remain in compliance over the next year.

17.    PROVISIONS AND OTHER LIABILITIES

	December 31, 2024	December 31, 2023
Asset retirement obligations - current (a)	5	3
Environmental provision - current (b)	2	6
Deferred revenue	25	19
Short-term deposits, provisions and other	40	134
Provisions and other liabilities - current	72	162
Asset retirement obligations - non-current (a)	519	591
Environmental provision - non-current (b)	109	120
Employee benefits and other	26	24
Long-term deposits, provisions and other	52	54
DSU liability	6	13
Provisions and other liabilities - non-current	712	802

(a)    Asset retirement obligations

	January 1, 2024 to December 31, 2024	January 1, 2023 to December 31, 2023
Asset retirement obligations, beginning of period	594	532
Additional provisions and changes in retirement cost estimates	21	52
Change due to passage of time, discount rate and inflation rate	(30)	36
Obligations settled or transferred during the period	(13)	(22)
Change due to foreign exchange	17	(4)
Reclassification to liabilities associated with assets classified as held for sale	(65)	—
Asset retirement obligations, end of period	524	594
Current	5	3
Non-current	519	591
Asset retirement obligations, end of period	524	594

As at December 31, 2024, the inflation rate used to determine the value of future asset retirement costs ranged from 2.97% to 3.24% (December 31, 2023 - 2.97% to 3.24%), and the discount rate used to determine the present value of the future asset retirement costs ranged from 4.98% to 6.38% (December 31, 2023 - 4.76% to 5.66%). The total undiscounted estimated future cash flows required to settle Parkland's asset retirement obligations were $1,086 as at December 31, 2024 (December 31, 2023 - $1,208). These costs are expected to be paid up to the year 2073 (December 31, 2023 - 2073). Changes to the discount rate or the inflation rate estimates, with all other variables held constant, would have the following impact on asset retirement obligations:

	Estimate	December 31, 2024		December 31, 2023(1)
	Change	Increase	Decrease	Increase	Decrease
Discount rate	+/-1%	(48)	58	(57)	70
Inflation rate	+/-1%	58	(49)	71	(58)
(1) For comparative purposes, the calculated amounts were revised conform to the methodology used in the current period.

46 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

(b)    Environmental provision

	January 1, 2024 to December 31, 2024	January 1, 2023 to December 31, 2023
Environmental provision, beginning of period	126	115
Additional provision made in the period	8	3
Change due to passage of time, discount rate and inflation rate	(24)	11
Obligations settled or transferred during the period	(4)	(2)
Change due to foreign exchange	5	(1)
Environmental provision, end of period	111	126
Current	2	6
Non-current	109	120
Environmental provision, end of period	111	126
As at December 31, 2024, the inflation rate used to determine the value of future costs related to environmental activities ranged from 2.97% to 3.24% (December 31, 2023 - 2.97% to 3.24%), and the discount rates used to determine the present value of the future costs related to environmental activities ranged from 4.98% to 6.38% (December 31, 2023 - 4.74% to 4.76%). The total undiscounted estimated future cash flows required to settle Parkland's environmental provision obligations were $577 as at December 31, 2024 (December 31, 2023 - $573). Amount and timing of settlement in respect to environmental provision are uncertain and dependent on various factors including regulatory requirements. Changes to the discount rate or inflation rate estimates, with all other variables held constant, would have the following impact on environmental provision:

	Estimate	December 31, 2024		December 31, 2023(1)
	Change	Increase	Decrease	Increase	Decrease
Discount rate	+/-1%	(17)	26	(23)	33
Inflation rate	+/-1%	27	(17)	33	(23)
(1) For comparative purposes, the calculated amounts were revised conform to the methodology used in the current period.

18.    SHAREHOLDERS' CAPITAL
(a)    Shareholders' capital
Authorized capital of Parkland consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series without par value. There are no preferred shares outstanding. Changes to shareholders' capital were as follows:

	2024		2023
	Number of common shares (000's)	Amount ($ millions)	Number of common shares (000's)	Amount ($ millions)
Shareholders' capital, beginning of period	175,781	3,257	175,428	3,237
Issued under share option plan	630	23	846	28
Issued on vesting of performance share units	429	12	90	3
Shares repurchased through NCIB	(2,909)	(54)	(583)	(11)
Shareholders' capital, end of period	173,931	3,238	175,781	3,257
Dividends
During the year ended December 31, 2024, Parkland declared dividends of $244 at 1.40 per share (2023 - $240 at 1.36 per share). Dividends declared for the fourth quarter of 2024 and payable as at December 31, 2024 of $61 at $0.35 per share were paid on January 15, 2025 (December 31, 2023 - $60 at 0.34 per share).

Parkland Corporation | 2024 Consolidated Financial Statements 47

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

(b)    Share options
Changes in the number of share options held by officers and employees with their average exercise prices per option are summarized below:

	2024		2023
	Number of options (000's)	Average exercise price ($ per option)	Number of options (000's)	Average exercise price ($ per option)
Share options, as at January 1	3,428	32.61	4,097	32.56
Granted	567	42.82	926	29.94
Exercised	(630)	31.71	(846)	28.14
Expired	(129)	36.85	(481)	32.65
Forfeited	(190)	35.77	(268)	36.66
Share options, as at December 31	3,046	34.32	3,428	32.61
Exercisable options, as at December 31	1,873	33.35	2,096	33.36

The range of exercise prices and weighted average remaining contractual lives of outstanding share options are summarized below:

	2024			2023
Range of exercise prices	Number of options (000's)	Weighted average remaining contractual life (years)	Weighted average exercise price ($ per option)	Number of options (000's)	Weighted average remaining contractual life (years)	Weighted average exercise price ($ per option)
$19.00 – $25.99	9	6	25.32	184	1	23.01
$26.00 – $32.99	1,966	4	30.93	2,417	5	30.98
$33.00 – $39.99	527	3	38.61	719	4	38.72
$40.00 – $46.99	544	7	42.96	108	2	44.50
Share options, as at December 31	3,046	4	34.39	3,428	4	32.61
The expense related to share options included in Marketing, general and administrative, and Operating costs for the year ended December 31, 2024 was $4 (2023 - $4). Options were exercised on a regular basis throughout the year. The weighted average share price during the year was $38.59 per share (2023- $35.30).

The weighted average fair values of the options granted and the weighted average assumptions used in the Black-Scholes option valuation model to determine their fair values are as follows:

	2024	2023
Exercise price and share price at grant date ($ per option)	42.82	29.94
Volatility (%)	35.00	35.00
Dividend yield (%)	3.24	4.50
Expected life of option (years)	5	5
Annual risk-free interest rate (%)	3.42	3.03
Fair value ($ per option)	11.11	6.61
The expected lives of the options are based on historical data and current expectations, and are not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility of daily share prices over the period equivalent to the options' expected life is indicative of future trends, which may not necessarily be the actual outcome.
48 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

(c)Share units ("PSUs" and "RSUs")
Share units held by officers and employees are summarized as follows:

Number of share units (000's)	2024	2023
Share units, as at January 1	2,118	1,958
Granted	654	1,065
Dividend equivalents	73	89
Vested	(993)	(994)
Share units, as at December 31	1,852	2,118
The expense related to share units included in Marketing, general and administrative, and Operating costs for the year ended December 31, 2024 was $25 (2023 - $23). The weighted average fair value per unit granted was $42.58 for the year ended December 31, 2024 (2023 - $29.86).

(d)Deferred share units ("DSUs")
DSUs held by non-executive members of the Board of Directors are summarized as follows:

Number of DSUs (000's)	2024	2023
Deferred share units, as at January 1	300	373
Granted	42	42
Redeemed	(182)	(130)
Dividend equivalents	10	15
Deferred share units, as at December 31	170	300
The liability recorded for DSUs in Provisions and other liabilities as at December 31, 2024 was $6 (2023 - $13). Changes in the fair value of the outstanding DSU liability included in Acquisition, integration and other costs for the year ended December 31, 2024 resulted in a gain of $2 (2023 - loss of $5). Expense related to DSUs included in Marketing, general and administrative expenses for the year ended December 31, 2024 was $2 (2023 - $2). DSUs redeemed on the retirement of certain members of the Board of Directors for the year ended December 31, 2024 were $7 (2023 - $5).

(e)    Base shelf prospectus
On November 1, 2024, Parkland filed a base shelf prospectus (the "Shelf Prospectus") for common shares, preferred shares, subscription receipts, warrants, debentures, notes and other evidence of indebtedness, as well as convertible securities and units composed of one or more of the aforementioned (collectively, the "Prospectus Securities"). The Shelf Prospectus allows Parkland to, from time to time, offer and sell the Prospectus Securities, separately or together, in amounts, at prices and on terms set forth in one or more prospectus supplements. This Shelf Prospectus which expires on December 1, 2026, replaces the base shelf prospectus previously filed by Parkland on August 19, 2022, and expired on September 19, 2024.

(f)    Normal course issuer bid ("NCIB")
On December 1, 2023, Parkland commenced an NCIB, which was effective until November 30, 2024, allowing Parkland to purchase a maximum of 14,056,984 common shares over the 12-month period.

On December 1, 2024, Parkland commenced a new NCIB, which is effective until November 30, 2025, allowing Parkland to purchase a maximum of 13,814,717 common shares over the 12-month period. In connection with the current NCIB, Parkland entered into an ASPP with its designated broker that, among other things, allows for the purchase of common shares during quarterly predetermined blackout periods and other periods, from time to time, when Parkland may be in possession of material undisclosed information and would not ordinarily be permitted to purchase common shares. Purchases under the ASPP are determined by the designated broker in its sole discretion based on the purchasing parameters set by Parkland in accordance with the rules of the Toronto Stock Exchange (“TSX”), applicable securities laws and the terms of the ASPP. Outside of the periods noted above, purchases under the current NCIB will be completed at Parkland's discretion.

As of December 31, 2024, an obligation of nil (December 31, 2023 - $106) relating to share purchases under the ASPP was recognized in Provisions and other liabilities.

Parkland Corporation | 2024 Consolidated Financial Statements 49

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

During the year ended December 31, 2024, Parkland purchased and cancelled 2,908,538 common shares (2023 - 583,159) for a total of $125 (2023 - $26) under the NCIB.
19.    OPERATING COSTS AND MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES
Operating costs and Marketing, general and administrative expenses include the following:

For the years ended	December 31, 2024		December 31, 2023
	Operating costs	Marketing, general and administrative	Operating costs(1)	Marketing, general and administrative
Employee costs	424	341	439	359
Other lease expenses	49	6	67	6
Repairs and maintenance	134	8	130	5
Transportation costs	162	1	219	1
Other operating costs	774	—	745	—
Other marketing, general and administrative expenses	—	251	—	233
	1,543	607	1,600	604
(1)    For comparative purposes, certain amounts related to freight costs were reclassified between cost of purchases and operating costs for Canada, International and USA, to conform to the presentation used in the current period.

Employee costs include employee benefits and costs of full-time, part-time, and contract employees. Other operating costs include costs for services, credit card transaction processing fees, commissions, property tax, insurance and utilities. Other marketing, general and administrative expenses include general office, advertising, general liability insurance, technology, consulting, legal and audit expenses.
20.    ACQUISITION, INTEGRATION AND OTHER COSTS
Acquisition, integration and other costs for the year primarily include restructuring activities of $68 (2023 - $43), implementation of enterprise-wide systems of $62 (2023 - $39), and settlement of certain items related to past acquisitions and other costs of $58 (2023 - $6).
21.    FINANCE COSTS

For the years ended	Note	December 31, 2024	December 31, 2023
Interest on long-term debt		282	301
Interest on leases	7	63	51
Amortization, accretion and other finance costs		33	32
		378	384
22.    OTHER (GAINS) AND LOSSES

For the years ended	Note	December 31, 2024	December 31, 2023
(Gain) loss on disposal of assets		(15)	(14)
Change in fair value of Redemption Options	15	44	(31)
Change in estimates of environmental provision	17	(16)	14
Impairments and write-offs		37	41
Other income		(10)	(23)
Others		(2)	16
		38	3

50 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

23.    INCOME TAXES
(a)Income tax expense (recovery)

For the years ended	December 31, 2024	December 31, 2023
Current tax:
Tax on net earnings (loss) for the year	53	85
Adjustments in respect of prior years and other	2	(10)
Current income tax expense (recovery)	55	75
Deferred tax:
Origination and reversal of temporary differences	(56)	(47)
Change in enacted tax rates	3	10
Adjustments in respect of prior years and other	(2)	(1)
Deferred income tax expense (recovery)	(55)	(38)
Income tax expense (recovery)	—	37

Income tax expense (recovery) reflects an effective tax rate that differs from the applicable tax rate. A reconciliation of the difference between income tax expense (recovery) and earnings before income taxes, multiplied by Parkland's global blended statutory tax rate, is as follows:

For the years ended	December 31, 2024	December 31, 2023
Canada	(133)	186
United States	(58)	(66)
Other countries(1)	318	388
Earnings (loss) before income taxes	127	508
Blended applicable tax rate(2)(3)	15.2%	9.5%
Tax calculated at blended applicable tax rate(3)	19	48
Tax effects of:
Pillar Two rules	31	—
Geographic tax differential(3)	(56)	(23)
Non-deductible expenses	5	1
Change in enacted tax rates	3	10
Derecognition of unusable tax assets	1	5
Other items	(3)	(4)
Income tax expense (recovery)	—	37
Effective tax rate	—%	7.3%
(1)    Includes earnings before income taxes earned in geographic locations outside of Canada and the United States.
(2)    The blended applicable rate is derived based on income (loss) earned and enacted tax rates in various countries excluding the impact of the global minimum tax.
(3)    For comparative purposes, certain amounts were revised to conform to the presentation used in the current period.

(b)Deferred income taxes

	December 31, 2024	December 31, 2023
Deferred tax assets	279	201
Deferred tax liabilities	(383)	(365)
Net deferred tax assets (liabilities)	(104)	(164)
Parkland Corporation | 2024 Consolidated Financial Statements 51

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

The movement in the deferred income tax account is as follows:

	Note	2024	2023
Net deferred tax assets (liabilities), as at January 1		(164)	(217)
Deferred tax assets related to tax credits		—	12
Deferred income tax (expense) recovery recognized in net earnings (loss)		55	38
Net deferred tax (assets) liabilities classified as held for sale	12	16	—
Exchange differences and other		(11)	3
Net deferred tax assets (liabilities), as at December 31		(104)	(164)

The movement in deferred income tax assets (liabilities) and deferred income tax expense (recovery) is as follows:

	Consolidated statements of comprehensive income (loss)		Consolidated balance sheets
	Years ended December 31,		As at December 31,
	2024	2023	2024	2023
Property, plant and equipment	(32)	5	(350)	(388)
Intangible assets and goodwill	(25)	(18)	(98)	(119)
Asset retirement and other obligations	12	(15)	125	145
Right-of-use assets	(10)	(3)	(163)	(169)
Lease liabilities	9	6	182	186
PSUs and DSUs	4	(4)	20	24
Loss carryforwards	44	(31)	109	145
Embedded derivatives	(8)	10	1	(8)
Temporarily disallowed interest	(48)	(21)	82	31
Other items	6	28	(12)	(11)
	(48)	(43)	(104)	(164)

As at December 31, 2024, Parkland has capital losses that arose in Canada of $18 (December 31, 2023 - $9). This capital loss balance is available indefinitely and can be used to offset future capital gains. No deferred tax asset is recognized as it is not probable that capital gains will be available against which the capital loss can be utilized.

As at December 31, 2024, Parkland has non-capital losses available to offset income for tax purposes of $612, of which $302 has an indefinite expiry and $310 expires over the next 20 years (December 31, 2023 - $790, of which $285 has an indefinite expiry and $505 expires over the next 20 years). Where there is the potential that certain losses may not be utilized in the future, a deferred tax asset has not been recognized for these losses. There are $216 (2023 - $231) of non-capital losses for which a deferred tax asset has not been recognized.

52 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

24.    DISPOSITIONS
As part of Parkland's portfolio optimization strategy, Parkland sold its Canadian commercial propane business classified as held for sale as at December 31, 2023, to Avenir Energy Limited (“Avenir”) on November 30, 2024 in exchange for (i) cash consideration of $8, (ii) Note receivable with early redemption at the option of Avenir, (iii) warrants for 35% of Avenir’s shares exercisable on or after November 30, 2026 in the event of non-repayment of the Note receivable, and (iv) an exclusive fifteen-year propane supply agreement (“Supply agreement”). The Note receivable bears annual interest rates fixed for each year of the term ranging from 7.75% to 12.75%. The consideration for sale of the propane assets approximates the carrying amount of the propane assets. Parkland performed the required analysis and exercised judgement to conclude that the shareholder of Avenir obtained power over the relevant activities and sufficient exposure to variable returns of the propane business. This has resulted in derecognition of the propane assets from Parkland’s consolidated Balance Sheet.

In addition to the sale of Canadian commercial propane business during the year ended December 31, 2024, Parkland disposed several retail properties and other commercial assets in Canada, United States and International segments for $27 (2023: $38), $19 (2023: $10) and $3 (2023: $4), respectively.

During 2024, Parkland divested assets for an aggregate consideration of $214 (2023: $65) that included cash consideration of $60 (2023: $52) and non-cash consideration in the form of a Note receivable and other non-current assets for $154 (2023: $13).

25.    RELATED PARTY TRANSACTIONS
(a)Principal subsidiaries
As at December 31, 2024, details of Parkland's principal operating and wholly owned subsidiaries are as follows:

Name	Country of operation	Related reporting segment
Parkland Refining (B.C.) Ltd.	Canada	Refining
Elbow River Marketing Ltd.	Canada	Canada
M&M Meat Shops Ltd.	Canada	Canada
Parkland Terminals of Eastern Canada Inc.	Canada	Canada
Parkland USA Corporation	United States	USA
Parkland (U.S.) Supply Corporation	United States	USA
Tropic Oil Company LLC	United States	USA
Sol Investments SEZC	Various	International
(b)Key management compensation
Parkland's key management personnel includes members of the Board of Directors and senior leadership team. Key management compensation is presented in aggregate below:

For the years ended	December 31, 2024	December 31, 2023
Salaries and short-term employee benefits	11	17
Share-based payments	4	11
	15	28
The liability balance for the annual incentive plan and share-based compensation to key management personnel, including DSUs outstanding, was $8 as at December 31, 2024 (December 31, 2023 - $20). A clawback policy is in place to recoup variable compensation in the event of a financial restatement, gross negligence, fraud or intentional misconduct.

(c)Transactions with other related parties

For the years ended	December 31, 2024	December 31, 2023
Investment in associates
Fuel revenue(1)	356	508
Cost of purchases	284	305
Investment in joint ventures
Fuel revenue(1)	925	902
(1)    93% of total fuel revenue from investment in associates and joint ventures is related gasoline and diesel products (December 31, 2023 - 89%).
Parkland Corporation | 2024 Consolidated Financial Statements 53

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)
The following balances are outstanding at the end of the reporting period in relation to transactions with related parties:

	December 31, 2024	December 31, 2023
Investment in associates(1)
Accounts payable	29	23
Accounts receivable	32	37
Investment in joint ventures
Accounts payable	2	1
Accounts receivable	43	51
(1) As at December 31, 2024, Parkland has contractually committed to invest approximately $35 (2023 $49) in its associate investees.
26.    SEGMENT AND OTHER INFORMATION
(a)    Operating segments
Parkland's reportable operating segments are differentiated by the nature of their products, services, and geographic boundaries. Parkland also reports activities not directly attributable to an operating segment under Corporate. No operating segments have been aggregated into reportable segments. The operations in each segment are defined as follows:.

Canada
Canada owns, supplies, and supports a coast-to-coast network of convenience and fuel store, electric vehicle ("EV") charging stations, food retail locations, cardlock sites, bulk fuel, heating oil, lubricants and other related services to commercial, industrial and residential customers. Canada's retail business operates under its leading food and convenience store brands, On the Run / Marché Express and M&M Food Market and key retail fuel brands, including: Ultramar, Esso, Chevron, Pioneer and Fas Gas Plus. The retail business provides locally relevant food offerings and convenience merchandise while offering its customers convenience and discounts digitally through its JournieTM Rewards program. Canada also serves its commercial customer base through a family of brands, including, Ultramar, Bluewave Energy, Pipeline Commercial, Chevron, Columbia Fuels and Island Petroleum. Canada is also responsible for managing fuel supply contracts, marketing fuel, transporting and distributing fuel through ships, rail and highway carriers, and storing fuel in terminals and other owned and leased facilities. Additionally, Canada engages in low-carbon activities, such as emission credit and renewable fuel trading transactions and blending of low-carbon-intensity fuels (bio-diesel, ethanol and others) to produce lower carbon intensity fuels creating additional emission credits.

International
International includes operations in 24 countries predominantly located in the Caribbean Region and the northeast coast of South America. International operates and services a network of retail service stations under brands including Esso, Mobil, Shell, Texaco and owns the Sol Shop convenience store brand. International also serves commercial, industrial and aviation businesses. International also includes a 29% interest in the SARA refinery, an associate entity that is based in Martinique with operations to sell refined crude oil in Guadeloupe, French Guiana and Martinique, and a 50% indirect interest in Isla, a joint venture that includes a network of retail locations alongside an integrated commercial and aviation business in the Dominican Republic. Additionally, through its investment in Sol Ecolution, International is involved in the installation of solar photovoltaic systems across the Caribbean region.

USA
USA delivers fuel, lubricants and other related products and services to commercial and wholesale customers, and operates a network of retail fuel and convenience stores under various brands, including On the Run, Arco, Cenex, Chevron, Conoco, Marathon, Exxon, Mobil and other brands, and cardlocks under various brands throughout the United States. USA operates a wide variety of terminals, storage facilities and trucks, and contracts with pipeline, storage facilities and third-party carriers to support its network.

54 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

Refining
Refining represents the operations of the Burnaby Refinery owned and operated by Parkland. Refining is responsible for the refining of fuel products such as gasoline, diesel and jet fuel, and is also engaged in renewable business activities, such as co-processing of bio-feedstocks (i.e. tallow, canola oil, tall oil and others) and blending of low-carbon-intensity fuels (bio-diesel, ethanol and others) with gasoline and diesel to produce lower carbon intensity fuels creating additional emission credits.
Corporate
Corporate includes the costs and gains of centralized administrative services and expenses incurred to support operations. Certain Corporate costs and gains are allocated to the other segments that include direct costs and gains attributable to operating segments as well as other non-direct costs and gains incurred by Corporate. Allocations of non-direct costs and gains are based on the consumption of Corporate administrative and financial resources by operating segments, estimated using various drivers such as headcount, time spent by Corporate employees to support the operating segments and profitability of the operating segments. The remaining costs and gains in Corporate are not allocated to Parkland's operating segments as they relate to centralized operations and support the overall operation of the organization and cannot be reasonably allocated to operating segments.
General information
Depreciation and amortization, finance costs, acquisition, integration and other costs, (gain) loss on risk management and other - unrealized unless underlying physical sales activity has occurred, (gain) loss on foreign exchange - unrealized, other (gains) and losses and income taxes are not allocated to segments because they are not reviewed as part of segment information by the chief operating decision-maker. Accordingly, there are certain asymmetries in the allocation of net earnings (loss) to segments with respect to these items. The segregation of total assets and liabilities by reportable segment is not presented to or reviewed by the chief operating decision maker. Transfer prices between operating segments are on an arm's length basis in a manner similar to transactions with third parties. Any inter-segment profits on transactions which are not completed with external parties by the end of the reporting period are offset within the results of each segment.
Parkland's chief operating decision maker uses (i) adjusted earnings (loss) before interest, tax, depreciation and amortization ("Adjusted EBITDA"), and (ii) adjusted gross margin (including fuel and petroleum product adjusted gross margin, and food, convenience and other adjusted gross margin) as measures of segment profit under IFRS 8 as follows:
•Adjusted EBITDA is used by Parkland as the key measure for the underlying core operating performance of business segment activities at an operational level. Adjusted EBITDA excludes the effects of significant items of income and expenditure that are not considered representative of Parkland's underlying core operating performance. Such items include, among other items: (i) acquisition, integration and other costs, (ii) unrealized gains and losses on (a) foreign exchange, (b) risk management and other financial assets and liabilities unless they relate to underlying physical sales activity in the current period, and (c) emission credits and allowances held for trading within inventory and the associated emission obligations, (iii) adjustments to foreign exchange gains and losses as a result of cash pooling arrangements and refinancing activities, (iv) realized foreign exchange gains and losses on accrued financing costs in foreign currency and the offsetting realized risk management gains and losses on the related foreign exchange risk management instruments, (v) changes in values of the Redemption Options, environmental provision and asset retirement obligations, (vi) loss on inventory write-downs for which there are offsetting associated risk management derivatives with unrealized gains, (vii) impairments of non-current assets, (viii) loss on modification of long-term debt, (ix) earnings impact from hyperinflation accounting, (x) certain realized gains and losses on risk management and other financial assets and liabilities that are related to underlying physical sales activity in another period, (xi) gains and losses on asset disposals, (xii) adjustments for the effect of market-based performance conditions for equity-settled share-based award settlements and (xiii) other adjusting items. Adjusted EBITDA is also adjusted to include Parkland's share of its equity-accounted investees' Adjusted EBITDA.
•Adjusted gross margin is used by Parkland to analyze the performance of sale and purchase transactions and performance on margin for each operating segment. Adjusted gross margin excludes the effects of significant items of income and expenditure that are not considered representative of Parkland's underlying core margin performance and may have an impact on the quality of margins, such as (i) unrealized gains and losses on (a) foreign exchange, (b) risk management and other financial assets and liabilities unless underlying physical sales activity has occurred, and (c) emission credits and allowances held for trading within inventory and the associated emission obligations, (ii) loss on inventory write-downs for which there are offsetting associated risk management derivatives with unrealized gains, (iii) certain realized gains and losses on risk management and other financial assets and liabilities that are related to underlying physical sales activity in another period, and (v) other adjusting items.
Parkland Corporation | 2024 Consolidated Financial Statements 55

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

	Canada		International		USA		Refining		Corporate		Intersegment eliminations		Consolidated
For the year ended December 31,	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
External fuel and petroleum product volume	12,524	13,351	6,795	7,872	4,430	4,987	1,652	1,403	—	—	—	—	25,401	27,613
Internal fuel and petroleum product volume(1)	536	387	—	—	40	—	2,670	2,658	—	—	(3,246)	(3,045)	—	—
Total fuel and petroleum product volume (million litres)	13,060	13,738	6,795	7,872	4,470	4,987	4,322	4,061	—	—	(3,246)	(3,045)	25,401	27,613
Sales and operating revenue(2)
Revenue from external customers	13,775	15,335	8,011	9,468	5,237	6,520	1,280	1,129	—	—	—	—	28,303	32,452
Inter-segment revenue(1)	503	432	—	—	48	9	2,900	3,133	10	5	(3,461)	(3,579)	—	—
Total sales and operating revenue	14,278	15,767	8,011	9,468	5,285	6,529	4,180	4,262	10	5	(3,461)	(3,579)	28,303	32,452
Cost of purchases(6)	12,556	14,124	7,128	8,524	4,658	5,889	3,669	3,506	2	—	(3,426)	(3,562)	24,587	28,481
Adjusted gross margin
Fuel and petroleum product adjusted gross margin, before the following:	1,343	1,265	754	818	362	389	511	756	—	—	(15)	—	2,955	3,228
Gain (loss) on risk management and other - realized	(7)	28	66	25	2	(2)	6	—	6	—	—	—	73	51
Gain (loss) on foreign exchange - realized	(2)	—	(3)	(12)	—	—	(9)	3	(1)	2	—	—	(15)	(7)
Other adjusting items to adjusted gross margin(3)	6	—	7	(5)	5	(2)	(15)	(4)	—	—	15	—	18	(11)
Fuel and petroleum product adjusted gross margin	1,340	1,293	824	826	369	385	493	755	5	2	—	—	3,031	3,261
Food, convenience and other adjusted gross margin	379	378	129	126	265	251	—	—	8	5	(20)	(17)	761	743
Total adjusted gross margin	1,719	1,671	953	952	634	636	493	755	13	7	(20)	(17)	3,792	4,004
Operating costs(6)	717	736	216	234	348	353	276	292	—	—	(14)	(15)	1,543	1,600
Marketing, general and administrative	251	241	123	115	119	109	19	23	101	118	(6)	(2)	607	604
Share in (earnings) loss of associates and joint ventures	6	5	(14)	(20)	—	—	—	—	—	—	—	—	(8)	(15)
(Gain) loss on foreign exchange - realized(4)	—	—	—	(31)	—	(8)	—	—	(5)	—	—	—	(5)	(39)
Other adjusting items to Adjusted EBITDA(5)	(8)	(24)	(26)	(24)	(1)	(4)	—	(1)	—	(6)	—	—	(35)	(59)
Adjusted EBITDA	753	713	654	678	168	186	198	441	(83)	(105)	—	—	1,690	1,913
Reconciliation to net earnings (loss)
Adjusted EBITDA													1,690	1,913
Acquisition, integration and other costs													218	146
Depreciation and amortization													825	823
Finance costs													378	384
(Gain) loss on foreign exchange - unrealized													6	35
(Gain) loss on risk management and other derivatives - unrealized													45	(34)
Other (gains) and losses													38	3
Other adjusting items(3)(5)													53	48
Income tax expense (recovery)													—	37
Net earnings (loss)													127	471

(1)    Internal fuel and petroleum product volume and inter-segment revenue includes transactions executed by Parkland where two Parkland group entities facilitate fuel and petroleum product exchange with the same third party. These exchange transactions are netted on consolidation.
(2)    See sections (c) and (d) for further details on sales and operating revenue.
(3)    Includes offset of gains on intercompany sales of compliance credits not yet sold externally of $15 for Refining (2023 - nil); adjustment for realized gains and losses on risk management and other assets and liabilities related to underlying physical sales activity in another period of $11 loss for Canada (2023 - nil), nil for Refining (2023 - $4 gain) and nil for USA (2023 - $2 gain); adjustment for impact of hyperinflation accounting of $7 loss for International (2023 - $5 gain); reallocation of margin relating to cross-border transactions with USA customers transacted by Canada operations resulting in $5 loss for Canada (2023 - nil), and $5 gain for USA (2023 - nil); adjustment to realized risk management gains of $3 for Corporate (2023 - nil); and adjustment to foreign exchange gains and losses related to cash pooling arrangements of $3 loss for Corporate (2023 - nil).
(4) Includes realized foreign exchange gains of $5 for Corporate (2023 - nil); nil for International (2023 - $31) and nil for USA (2023 - $8) on the settlement of financing balances not included within adjusted gross margin as these gains do not relate to the commodity sale and purchase transactions.
(5)    Includes adjustment for the share of depreciation, income taxes and other adjustments for investments in joint ventures and associates of $23 for International (2023 - $15) and $6 for Canada (2023 - $5); other income of $6 for International (2023 -$6), $2 for Canada (2023 - $16), and $1 for USA (2023 - $1); impact of hyperinflation accounting of $3 loss for International (2023 - $3 gain); and the effect of market-based performance conditions for equity-settled share-based award settlements of nil for Corporate (2023 - $6), nil for Canada (2023 - $3), nil for USA (2023 - $3) and nil for Refining (2023 - $1).
(6)    For comparative purposes, certain amounts related to freight costs were reclassified between cost of purchases and operating costs for Canada, International and USA segments, to conform to the presentation used in the current period. The reclassified amounts for the year ended December 31, 2023, were: Canada ($36), USA ($33) and Consolidated ($3).

56 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

(b)    Property, plant, and equipment, intangible assets additions, acquisitions, and depreciation and amortization

	Canada		International		USA		Refining		Corporate		Consolidated
For the year ended December 31,	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
Additions to property, plant and equipment and intangible assets(1)	214	164	82	49	63	42	176	184	40	43	575	482
Depreciation and amortization	314	328	273	237	106	131	110	109	22	18	825	823
(1) Property, plant and equipment additions and acquisitions do not include right-of-use assets.

(c)    Geographic information

Sales and operating revenue from external customers	Year ended December 31,
	2024	2023
Canada	14,406	15,222
United States	6,668	8,702
Other countries	7,229	8,528
	28,303	32,452

	December 31, 2024
	Canada	United States	Other countries	Consolidated
Property, plant and equipment	3,060	543	1,429	5,032
Intangible assets	810	136	206	1,152
Goodwill	1,303	514	609	2,426
	5,173	1,193	2,244	8,610

	December 31, 2023
	Canada	United States	Other countries	Consolidated
Property, plant and equipment	3,025	934	1,229	5,188
Intangible assets	759	187	240	1,186
Goodwill	1,334	524	560	2,418
	5,118	1,645	2,029	8,792
Parkland Corporation | 2024 Consolidated Financial Statements 57

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

(d) Sales and operating revenue by product

	Canada		International		USA		Refining		Consolidated
For the year ended December 31,	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
Gasoline and diesel(6)	12,216	13,472	6,548	7,554	4,375	5,635	165	116	23,304	26,777
Liquid petroleum gas(1)	419	467	109	101	15	24	—	—	543	592
Other fuel and petroleum products(2)	658	909	1,163	1,632	18	19	1,115	1,013	2,954	3,573
Fuel and petroleum product revenue	13,293	14,848	7,820	9,287	4,408	5,678	1,280	1,129	26,801	30,942
Food and convenience store(3)	329	323	24	23	340	343	—	—	693	689
Other retail(4)	19	12	28	26	7	8	—	—	54	46
Lubricants and other(5)(6)	134	152	139	132	482	491	—	—	755	775
Food, convenience and other non-fuel revenue	482	487	191	181	829	842	—	—	1,502	1,510
External sales and operating revenue	13,775	15,335	8,011	9,468	5,237	6,520	1,280	1,129	28,303	32,452
(1)    Liquid petroleum gas includes propane and butane.
(2)    Other fuel and petroleum products include crude oil, aviation fuel, asphalt, fuel oils, gas oils, ethanol, biodiesel and certain emission credits and allowances.
(3)    Food and convenience store revenue generated from Canada, International, and USA depends on the business model operated by each segment, and includes the sale of food and merchandise, suppliers' rebates, royalties and license fees and rental income from retailers in the form of a percentage rent on convenience store sales.
(4) Other retail revenue includes advertising revenue and other miscellaneous retail-related revenues.
(5)    Lubricants and other include lubricants, freight, tanks and parts installation, cylinder exchanges, other products and services, and revenue from operating leases. During the year ended December 31, 2024, distribution terminals in Canada recognized revenue from operating leases of $28 (2023 - $34).
(6)    For comparative purposes, $38 were reclassified between lubricants and other and gasoline and diesel in Canada to conform to the presentation used in the current period.
27.    OTHER DISCLOSURES
In addition to the reportable operating segments disclosed above, Parkland also voluntarily discloses business performance by lines of business. The operations in each line of business are defined as follows:

Retail
Retail line of business includes the operations of Parkland retail service stations, including EV charging stations, and convenience and food stores operating under various brands as well as the sale of fuel to retail dealers across Canada, the United States and the Caribbean, including the related retail fuel supply margins.

Commercial
Commercial includes the operations of cardlock sites, bulk fuel, propane, heating oil, lubricants, and other related services to commercial, industrial, aviation, and residential customers as well as fuel supply and wholesale transactions.

Refining
Refining includes the operations of the Burnaby Refinery owned and operated by Parkland.

Corporate
Corporate includes centralized administrative services and expenses incurred to support global operations and enterprise-wide functions that cannot be reasonably allocated to Parkland's remaining lines of business due to their nature. Certain Corporate costs and gains are allocated to the other lines of business that include direct costs and gains attributable to lines of business as well as other non-direct costs and gains incurred by Corporate. Allocations of non-direct costs and gains are based on the consumption of Corporate administrative and financial resources by lines of business, estimated using various drivers such as headcount, time spent by Corporate employees to support the lines of business and profitability of the lines of business. The remaining costs and gains in Corporate are not allocated to Parkland's lines of business due to their nature.

58 Parkland Corporation | 2024 Consolidated Financial Statements

Parkland Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2024
($ millions, unless otherwise stated)

	Retail(5)		Commercial(5)		Refining		Corporate		Eliminations		Consolidated
For the year ended December 31,	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
External fuel and petroleum product volume(4)	10,484	10,558	13,265	15,652	1,652	1,403	—	—	—	—	25,401	27,613
Adjusted gross margin
Fuel and petroleum product adjusted gross margin, before the following:	1,355	1,300	1,134	1,204	511	756	—	—	(45)	(32)	2,955	3,228
Gain (loss) on risk management and other - realized	16	(13)	45	64	6	—	6	—	—	—	73	51
Gain (loss) on foreign exchange - realized	—	—	(5)	(12)	(9)	3	(1)	2	—	—	(15)	(7)
Other adjusting items to adjusted gross margin(1)	—	—	18	(7)	(15)	(4)	—	—	15	—	18	(11)
Fuel and petroleum product adjusted gross margin(4)	1,371	1,287	1,192	1,249	493	755	5	2	(30)	(32)	3,031	3,261
Food, convenience and other adjusted gross margin(4)	457	443	316	312	—	—	8	5	(20)	(17)	761	743
Total adjusted gross margin(4)	1,828	1,730	1,508	1,561	493	755	13	7	(50)	(49)	3,792	4,004
Operating costs(4)	741	731	570	624	276	292	—	—	(44)	(47)	1,543	1,600
Marketing, general and administrative	210	216	283	249	19	23	101	118	(6)	(2)	607	604
Share in (earnings) loss of associates and joint ventures	(12)	(8)	4	(7)	—	—	—	—	—	—	(8)	(15)
(Gain) loss on foreign exchange - realized(2)	—	(19)	—	(20)	—	—	(5)	—	—	—	(5)	(39)
Other adjusting items to Adjusted EBITDA(3)	(14)	(30)	(21)	(22)	—	(1)	—	(6)	—	—	(35)	(59)
Adjusted EBITDA(4)	903	840	672	737	198	441	(83)	(105)	—	—	1,690	1,913
(1)    Includes offset of gains on intercompany sales of compliance credits not yet sold externally of $15 for Refining (2023 - nil); adjustment for realized gains and losses on risk management and other assets and liabilities related to underlying physical sales activity in another period of $11 loss for Commercial (2023 - $2 gain) and nil for Refining (2023 - $4 gain); adjustment for impact of hyperinflation accounting of $7 loss for Commercial (2023 - $5 gain); adjustment to realized risk management gains of $3 for Corporate (2023 - nil); and adjustment to foreign exchange gains and losses related to cash pooling arrangements of $3 loss for Corporate (2023 - nil).
(2)    Includes realized foreign exchange gains of $5 for Corporate (2023 - nil), nil for Commercial (2023 - $20), and nil for Retail (2023 - $19) on settlement of financing balances not included within adjusted gross margin as these gains do not relate to the commodity sale and purchase transactions.
(3)    Includes adjustment for the share of depreciation, income taxes and other adjustments for investments in joint ventures and associates of $16 for Commercial (2023 - $5); and $13 for Retail (2023 - $15); other income of $8 for Commercial (2023 - $9); and $1 for Retail (2023 - $14); impact of hyperinflation accounting of $3 loss for Commercial (2023 - $3 gain); and the effect of market-based performance conditions for equity-settled share-based award settlements of nil for Corporate (2023 - $6), nil for Commercial (2023 - $5), nil for Retail (2023 - $1) and nil for Refining (2023 - $1).
(4) For comparative purposes, certain amounts within (i) external fuel and petroleum product volume, (ii) fuel and petroleum product adjusted gross margin, (iii) food, convenience, and other adjusted gross margin, (iv) total adjusted gross margin, (v) operating costs, and (vi) Adjusted EBITDA were revised for the reclassification and reallocation of freight costs and to conform to the presentation used in the current period, with no impact on consolidated results. The amount of revision for the year ended December 31, 2023, were: Retail (236 million litres, $37, nil, $37, $53, and $16 respectively) and Commercial (236 million litres, $2, $4, $2, $18, and $16 respectively).
(5)    The Adjusted EBITDA for our marketing business which includes both the Retail and Commercial lines of business was $1,575 (2023 - $1,577)
.
28.    CONTINGENCIES AND COMMITMENTS
(a)     Legal
Parkland is involved in various legal claims and legal proceedings arising in the ordinary course of business. Although the outcome of such matters cannot be predicted with certainty, management does not consider Parkland's exposure to litigation to be material to these consolidated financial statements. Accruals for litigation, claims and assessments are recognized if Parkland determines that the loss is probable and the amount can be reasonably estimated. Parkland believes it has made adequate provisions for such legal claims. The legal provisions balance as at December 31, 2024 was $33 (December 31, 2023 - $9).

(b)     Commitments
Parkland has entered into legally binding agreements to make future payments for the purchase of goods and services, including the acquisition of property, plant and equipment, leases and other commitments. Approximate future undiscounted payments under these agreements are as follows:

December 31, 2024	2025	2026	2027	2028	2029	Thereafter	Total
Pipeline commitment(1)	84	85	87	89	91	1,572	2,008
Contractual commitments for the acquisition of property, plant and equipment(2)	130	42	6	—	—	—	178
Other commitments	56	1	5	—	—	8	70
	270	128	98	89	91	1,580	2,256
(1)    The commitment is over the contract term of 20 years, and the pipeline became operational in May 2024. The tolls are estimated based on the service provider's latest published tolling structure and are subject to further revisions upon approval of new tariffs.
(2)    Includes a capital commitment for EVCo of $26 which is expected to be financed through non-recourse project financing funded through non-recourse debt (see Note 14(c)).

December 31, 2023	2024	2025	2026	2027	2028	Thereafter	Total
Pipeline commitment(1)	46	84	86	88	90	1,653	2,047
Contractual commitments for the acquisition of property, plant and equipment	121	9	1	—	—	—	131
	167	93	87	88	90	1,653	2,178
(1)    The commitment is over the contract term of 20 years, and the pipeline became operational in May 2024. The tolls are estimated based on the service provider's latest published tolling structure and are subject to further revisions upon approval of new tariffs.

In addition to the commitments mentioned above, Parkland has entered into purchase orders and contracts during the normal course of business for the purchase of goods and services, which may terminate on short notice. Such obligations include commodity purchase obligations transacted at market prices. Furthermore, Parkland has entered into various purchase agreements that require it to purchase minimum amounts or quantities of fuel and petroleum products over certain time periods, which vary based on volumes and other factors. Parkland has generally exceeded such minimum requirements in the past and expects to continue doing so for the foreseeable future. Failure to satisfy the minimum purchase requirements could result in the termination of the contracts, change in pricing of products, and payments to the applicable suppliers of a predetermined amount of the commitments.

29.    SUBSEQUENT EVENTS
On March 4, 2025, tariffs announced by the government of the United States on certain goods in 2025, became effective. The Canadian government immediately responded with retaliatory tariffs on certain goods imported from the United States, in addition to the other measures. The impacts of tariffs on Parkland are subject to significant uncertainty and cannot be quantified at this time.

On March 5, 2025, Parkland declared a first quarter dividend of $0.36 per share, payable on April 15, 2025, to shareholders of record on March 21, 2025. The aggregate amount of the proposed dividend expected to be paid and not recognized as a liability at December 31, 2024 is $61.

On March 5, 2025, Parkland announced that its Board of Directors had initiated a review of strategic alternatives (the “Strategic Review”) to identify opportunities to maximize value for all shareholders. During this process, the Company will analyze and evaluate its existing business strategy and optimization opportunities, while also considering value maximization alternatives which are in the best interests of all shareholders and the Company. The financial effect of the Strategic Review is not determinable at this time, and there is no impact on the Company's financial statements for the year ended December 31, 2024.

59 Parkland Corporation | 2024 Consolidated Financial Statements